   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY ___, 1997

                           REGISTRATION NO. 333-15025
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ENVIRONMENTAL SAFEGUARDS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       NEVADA                       4953                        87-0429198
   (STATE OR OTHER             (PRIMARY STANDARD             (I.R.S. EMPLOYER
    JURISDICTION           INDUSTRIAL CLASSIFICATION      IDENTIFICATION NUMBER)
  OF INCORPORATION              CODE NUMBER)
  OR ORGANIZATION)


          2600 SOUTH LOOP WEST                        JAMES S. PERCELL
               SUITE 445                          CHIEF EXECUTIVE OFFICER
           HOUSTON, TX 77054                       2600 SOUTH LOOP WEST,
             (713) 641-3838                     STE. 445  HOUSTON, TX 77054
   (ADDRESS, INCLUDING ZIP CODE, AND                  (713) 641-3838
    TELEPHONE NUMBER, INCLUDING AREA           (NAME, ADDRESS, INCLUDING ZIP
    CODE, OR REGISTRANT'S PRINCIPAL             CODE, AND TELEPHONE NUMBER,
     EXECUTIVE OFFICES AND PLACE OF           INCLUDING AREA CODE, OF AGENT
                BUSINESS)                         FOR SERVICE OF PROCESS)

                                    COPY TO:
                            ROBERT D. AXELROD, ESQ.
                           AXELROD, SMITH & KIRSHBAUM
                         5300 MEMORIAL DRIVE, SUITE 700
                               HOUSTON, TX 77007
                                 (713) 961-2221
                               (713) 552-0202 FAX

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE


                                                 PROPOSED            PROPOSED
                                                  MAXIMUM             MAXIMUM
  TITLE OF EACH                                  OFFERING            AGGREGATE          AMOUNT OF
CLASS OF SECURITIES         AMOUNT TO BE         PRICE PER           OFFERING          REGISTRATION
 TO BE REGISTERED           REGISTERED           SHARE(*)            PRICE(*)              FEE
-----------------           ----------           --------            --------              ---
Common Stock, par
 value $0.001                2,200,000            $3.53(1)        $7,836,600.00(1)      $2,374.73
Common Stock, par
 value $0.001                   84,792            $3.06(2)        $  259,717.89(2)      $   78.70


(1) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(g) and based on the average bid and asked price of the Company's Common Stock on October 22, 1996 and paid upon filing initial Form SB.2 Registration Statement on October 29, 1996.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(g) and based on the average bid and asked price of the Company's Common Stock on January 7, 1997.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         ENVIRONMENTAL SAFEGUARDS, INC.

                             CROSS-REFERENCE SHEET
                     SHOWING LOCATION IN THE PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM SB-2

FORM SB-2 ITEM NUMBER AND CAPTION                                   LOCATION IN PROSPECTUS
---------------------------------                                   ----------------------
1.       Front of Registration Statement and
           Outside Front Cover of Prospectus                        Outside Front Cover Page
2.       Inside Front Cover and Outside Back
           Cover Pages of Prospectus                                Inside Front Cover and Outside Back Cover Pages of
                                                                    Prospectus
3.       Summary Information and Risk Factors                       Prospectus Summary; Risk Factors
4.       Use of Proceeds                                            Use of Proceeds
5.       Determination of Offering Price                            Outside Front Cover; Use of Proceeds
6.       Dilution                                                   Dilution
7.       Selling Stockholders                                       Selling Stockholders; Use of Proceeds
8.       Plan of Distribution                                       Outside Front Cover Page; Risk Factors; Plan of
                                                                    Distribution
9.       Legal Proceedings                                          Business-Litigation
10.      Directors, Executive Officers, Promoters
         and Control Persons                                        Executive Compensation; Management; Principal
                                                                    Stockholders; Certain Relationships and Related
                                                                    Transactions
11.      Security Ownership of Certain Beneficial
           Owners and Management                                    Principal Stockholders
12.      Description of Securities                                  Description of Securities
13.      Interest of Named Experts and Counsel                      Interests of Certain Persons
14.      Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities                                              Management
15.      Organization Within Last Five Years                        Business
16.      Description of Business                                    Business
17.      Management's Discussion and Analysis
           of Financial Condition                                   Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations
18.      Description of Property                                    Business
19.      Certain Relationships and Related
           Transactions                                             Certain Relationships and Related Transactions
20.      Market for Common Equity and Related
           Stockholder Matters                                      Risk Factors; Description of Securities; Shares
                                                                    Eligible for Future Sale; Price Range of Common
                                                                    Stock
21.      Executive Compensation                                     Executive Compensation
22.      Financial Statements                                       Financial Statements
23.      Changes in and Disagreements with
           Accountants on Accounting and
           Financial Disclosure                                     Change in Company's Certifying
                                                                    Accountant

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED JANUARY 10, 1997


                         ENVIRONMENTAL SAFEGUARDS, INC.


                        2,304,792 SHARES OF COMMON STOCK





         This Prospectus relates to the resale of 2,304,792 shares of common stock, par value $0.001 per share (the "Common Stock"), of Environmental Safeguards, Inc. (the "Company") which may be offered and sold from time to time (the "Stockholder Shares") by certain security holders of the Company (the "Selling Stockholders"). Of the total number of shares offered hereby, 1,934,792 shares of Common Stock were issued to the holders of its $1,110,000 face amount 10% Convertible Debentures (the "Debentures") issued in June, 1996, pursuant to the mandatory conversion feature of the Debentures and 370,000 are currently outstanding shares of the Company's Common Stock owned by a certain security holder of the Company. The mandatory conversion feature of the Debentures required the holders of the Debentures to convert the Debentures into shares of Common Stock . The Selling Stockholders may from time to time sell all or any portion of the Common Stock in the over-the-counter market, on any regional or national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. A current Prospectus must be in effect at the time of the sale of the shares of Common Stock to which this Prospectus relates. The Common Stock may be sold directly or through broker dealers, or in a distribution by one or more underwriters on a firm commitment or a best efforts basis. The Selling Stockholders and any broker-dealer who participates in the distribution of the Common Stock may be deemed to be Underwriters ("Underwriters") within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commission received by any broker-dealer and any profit on resale of Common Stock purchased by them may be deemed to be underwriting commission under the Act. The Company will not receive any proceeds from the sale of the Common Stock offered hereby, but will incur certain expenses in connection with this Offering. See, Use of Proceeds.



         Prior to this Offering, there has been what may be characterized as a limited public market for the Company's Common Stock. There can be no assurance that an active trading market will develop for the Common Stock after this Offering or that, if developed, any such market will be sustained. The Company's Common Stock is quoted on the National Association of Securities Dealer's OTC Bulletin Board under the symbol "EVSF". On January 7, 1997 , the last closing bid price of the Company's Common Stock as reported by the National Association of Securities Dealer's OTC Bulletin Board was $2.875 per share bid. See, Market Price and Dividend Policy.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS _______________, 1997.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.


                               TABLE OF CONTENTS

SECTION  PAGE
-------  ----
Available Information                                                              3
Prospectus Summary                                                                 4
Risk Factors                                                                       8
Use of Proceeds                                                                   16
Price Range of Common Stock                                                       16
Dividend Policy                                                                   18
Capitalization                                                                    19
Selected Consolidated Financial Data                                              20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations                                                                   21
Business                                                                          27
Management                                                                        34
Executive Compensation                                                            38
Certain Relationships and Related Transactions                                    39
Principal Stockholders                                                            40
Plan of Distribution                                                              41
Selling Stockholders                                                              41-44
Description of Securities                                                         45
Shares Eligible for Future Sale                                                   48
Legal Matters                                                                     49
Experts                                                                           49
Changes in Company's Certifying Accountant                                        49
Consolidated Financial Statements                                                 F-1

                             AVAILABLE INFORMATION


         The Company is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this offering, the Company will become subject to such requirements and, in accordance therewith, will file periodic reports, proxy materials and other information with the Securities and Exchange Commission ("Commission"). In addition, the Company will furnish its stockholders with annual reports containing audited financial statements certified by its independent accountants and such interim reports containing unaudited financial information as it may determine to be necessary or desirable. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Environmental Safeguards, Inc., Attn. James S. Percell, 2600 South Loop West, Suite 445, Houston, Texas 77054.


         The Company has filed with the Commission a Registration Statement under the Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


         The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by reference to the more detailed information, including exhibits referred to herein, and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, and carefully consider the information set out under the heading "Risk Factors." All dollar amounts in this Prospectus are stated in U.S. dollars.

THE COMPANY

         The Company was incorporated under the laws of the State of Nevada in December 1985, under the name of Cape Cod Investment Company. In December 1986, the name of the Company was changed to Cape Cod Ventures, Inc. In August 1987, the Company completed an initial public offering of 4,148,000 shares of Common Stock at a price of $0.001 per share pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation
A. In May 1993, the Company executed an Agreement and Plan of Reorganization (the "Reorganization Agreement") with National Fuel & Energy, Inc. ("NFE"), providing for the acquisition of NFE by the Company in exchange for shares of the Company's Common Stock. In connection with the reorganization, the name of the Company was changed to Environmental Safeguards, Inc., and NFE became a wholly-owned subsidiary of the Company. NFE is a Wyoming Corporation.


         In January 1995, the Company entered into an agreement with Parker Drilling Company, a Delaware corporation ("Parker"), granting Parker, among other things, exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. In August 1995, the Company, through NFE, expanded its agreement with Parker by forming OnSite Technology, L.L.C. ("OnSite"), an Oklahoma limited liability company. OnSite is a joint venture between NFE and Parker in which NFE and Parker each own 50%. Pursuant to the Operating Agreement for OnSite, as amended, (the "Operating Agreement") NFE granted to OnSite certain exclusive licenses to use the technologies included in the Company's indirect thermal desorption units ("ITD Units"), and the proprietary processes for on-site remediation of hydrocarbon contaminated soil in the United States and in certain foreign countries. Each ITD Unit, is an easily transportable, state-of-the-art processing system which produces clean soil from contaminated soil while reclaiming the hydrocarbons. ITD Units are transported by truck from one clean-up site to another. Parker agreed to actively market and promote the services of OnSite including the preparation of brochures and the preparation and delivery of certain presentations at one or more professional society meetings in the energy industry and one or more energy industry trade shows. All expenses associated with such promotional activity and presentations were paid by Parker until July 31, 1996, and after July 31, 1996, certain expenses associated with such marketing and promotional activities and paid by OnSite. The Company currently conducts substantially all of its business operations through OnSite.



         The OnSite Operating Agreement presently provides that each member is entitled to one vote on all matters submitted to a vote and allocates the sharing of profits and losses of OnSite equally between the Company and Parker. The Operating Agreement provides that members may be required to make additional capital contributions from time to time upon the majority vote of its members. If a member does not make the additional capital contribution, then the member who does contribute may (i) initiate litigation against the delinquent member to require the payment of the capital contribution, (ii) make such additional capital contribution and treat it as a loan to the delinquent member, or (iii) adjust OnSite's sharing ratios to reflect the additional amount paid by the contributing member. If the contributing member elects to make the loan, then the contributing member shall be entitled to all of the distributions to which the delinquent member would otherwise have been entitled until such time as the loan is paid in full. If the contributing member elects to have an adjustment made the delinquent member's sharing ratio would be decreased and the contributing member's sharing ratio would be increased.



         Accordingly, if the Company becomes a delinquent member then its share of profits and losses in OnSite could be adversely impacted. Such an event could be repeated over the life of OnSite and might result in a material decrease in the Company's sharing ratio, which could result in a material decrease in profits to the Company from OnSite's operations. See, Risk Factors.



         The Operating Agreement provides for admission of new members upon a unanimous vote of current members. No admission of new members is contemplated at this time by either the Company or Parker.

         The Company is engaged, through the activities of NFE and OnSite, in the development, production and sale of environmental remediation technologies and services. To date, the environmental remediation services provided by the Company have involved the removal of petroleum contaminants from soil using indirect thermal remediation equipment or enzyme-based bioremediation processes, and the evaporation of waste water produced from oil and gas drilling. The Company's customers have been large corporations that have anticipated the changing regulatory climate with respect to soil and other environmental contamination and have taken the initiative in removing contaminants from their properties. OnSite currently has two ITD Units.



         The primary services offered by the Company involve remediation of soil contaminated by oil-based drilling mud, fuel spills, leakage at storage tanks and other sources of hydrocarbon contamination. To remediate the contaminated soil, the Company utilizes ITD Units consisting of (i) an indirect thermal desorption unit wherein the hydrocarbon contaminated soil is indirectly heated, thereby causing the hydrocarbon contamination to vaporize; and (ii) a condensation process system, which causes the hydrocarbon vapor to condense to a liquid, or an afterburner or thermal oxidizer which incinerates the hydrocarbon vapor. The ITD Units are mobile, and thus, contaminated soil can be remediated on location. OnSite fabricated its second ITD Unit in August 1996, and OnSite has contracted for the fabrication of four additional ITD Units for delivery during the first quarter of 1997. OnSite will own, manage and operate all of the ITD Units. The Company formerly provided water evaporation and bioremediation services utilizing Company equipment and third-party contractors but the Company has discontinued these services.



         Prior to November, 1996, the Company and OnSite utilized an independent contractor, Double Eagle Operations, Inc. ("Double Eagle"), to provide the labor necessary to complete the Company's contracts. The Company, through OnSite typically submits a bid for a project based on the costs of moving the equipment to the location, the estimated charges for labor and fuel, the nature and extent of the contamination, the type and moisture content of the soil, the estimated processing time and the desired profit margin. Once a contract has been awarded, OnSite moves its equipment on location and Double Eagle supplied the crew necessary to operate the equipment and complete the contract. OnSite compensated Double Eagle on an hourly basis for the labor supplied. Subsequent to November, 1996, OnSite stopped using the services of Double Eagle and began using the services of Business Staffing, Inc. to provide independent contractor labor to fulfill OnSite's contracts.


         Unless otherwise indicated, references to the Company include OnSite and NFE, the Company's wholly owned subsidiary.

         The offices of the Company are located at 2600 South Loop West, Suite 445, Houston, Texas 77054 and its telephone number is (713) 641-3838.

THE OFFERING


         This Prospectus relates to the resale by the Selling Stockholders of an aggregate of 2,304,792 Stockholders Shares, consisting of (i) 1,934,792 shares of the Company's common stock received by the Selling Stockholders upon the mandatory conversion of the Debentures into Common Stock and (ii) 370,000 shares which are currently outstanding. The Debentures provide that they would be automatically converted into shares of Common Stock upon the effective registration by the Company of its securities under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and has on file with the Commission an effective Registration Statement which registers for resale the shares of Common Stock into which the Debentures were convertible. See, Selling Stockholders.


SELECTED CONSOLIDATED FINANCIAL DATA


         The selected consolidated financial data presented below for each of the two-years ended December 31, 1995 and 1994, have been derived from the audited financial statements of the Company. The selected consolidated financial data presented below for the nine months ended September 30, 1996 and September 30, 1995 are unaudited, but in management's opinion includes all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial data for, and at the end of, such period. See, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements.



                                                          Nine Months
                                                          -----------
                                                      Ended September 30,                 Year Ended December 31,
                                                      -------------------                 -----------------------
                                                      1996            1995                  1995            1994
                                                      ----            ----                  ----            ----
                                                          (UNAUDITED)                    (AUDITED)
INCOME STATEMENT DATA:
  Revenue
    Service Revenue                                $        0      $    53,545          $    53,345        $ 731,311
    Other Income                                       12,453                0                    0                0
                                                   ----------      -----------          -----------        ---------
         TOTAL REVENUES                                12,453           53,345              116,397          731,311
    Loss from operations                             (571,264)      (1,167,111)          (1,215,613)        (677,973)
    Loss before income taxes                         (571,264)      (1,167,111)          (1,215,613)        (677,973)
    Extraordinary item                                 74,035                0                    0                0
    Net loss                                         (497,229)      (1,167,111)          (1,215,613)        (677,973)
    Net loss per share before
      extraordinary item                               (0.091)          (0.258)               (0.26)           (0.21)
    Net loss per share                                 (0.079)          (0.258)
BALANCE SHEET DATA:
  Total assets                                     $1,815,080      $    36,608          $   318,090        $ 888,330
  Working capital (deficit)                           729,321         (547,371)            (429,544)        (434,059)
  Total liabilities                                 1,351,177          583,979              623,932          579,379
  Stockholders' equity
    (deficit)                                         463,903         (547,371)            (305,842)         308,951

                                  RISK FACTORS

         The Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information set forth in this Prospectus, each prospective investor should carefully consider the following risk factors before making an investment decision.


         Limited Operating History; No Assurance of Successful Implementation of Business Strategy. The Company conducts its activities through NFE, which is a 50% owner of OnSite, a joint venture between NFE (the Company's wholly-owned subsidiary) and Parker. . The Company has incurred substantial net losses from operations throughout its history. In addition to those risks specifically inherent in the hazardous and industrial waste industries, the Company faces all of the risks inherent in a business, including, among other things, limited access to capital, delays in the completion of its business plan in certain markets and intense competition. There can be no assurance that the Company's business ultimately will be successful, and, as a result the purchase of the securities offered hereby must be regarded as the placing of funds at a high risk with all of the unforeseen costs, expenses, problems, and difficulties which may arise .



         History of Substantial Losses. The Company incurred net losses of $677,973 and $1,215,613 for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, and a net loss for the nine months ended September 30, 1996 of $497,229 . In order to attain profitability, the Company must secure contracts at acceptable processing prices and control costs so as to produce a positive operating margin. There can be no assurance the Company can do so, and the failure of the Company to maintain profitability could ultimately result in the inability of the Company to pay its financial obligations as they become due, including the Debentures.



         At December 31, 1994, and 1995, the Company reported a working capital deficit of approximately $434,059 and $429,544, respectively. As of September 30, 1996, the Company reported positive working capital of $729,321 . Presently existing capital resources may not be sufficient for the Company to maintain its current and planned operations through the remainder of fiscal year 1996. The Company has historically funded its operations through a combination of internally generated cash, short-term borrowing and the issuance of stock for services or in settlement of corporate obligations, and by issuing debentures. Until such time as the operating results of the Company improve sufficiently to fund the Company's operations, the Company must obtain outside financing to fund the expansion of the business and to meet the obligations of the Company as they become due. Any additional debt or equity financing may be dilutive to the interests of the participants in this Offering.



         Liquidity and Capital Resources. The Company has experienced significant recurring losses from operations. This circumstance and significant commitments by OnSite in 1996 have caused the Company severe liquidity problems. However, the Company has taken steps to address and mitigate these concerns. In December, 1996, a subsidiary of Parker lent the Company $3,000,000 under the terms of a Credit Agreement (the "Credit Agreement"). The Company will use the loan proceeds to fund the Company's contribution to OnSite, approximately $2,000,000, in connection with the fabrication of four ITD Units which OnSite will own, manage and operate, and the balance of the loan proceeds will be used for working capital purposes by the Company. The loan matures on December 31, 2000. In addition, in September, 1996, the Company began offering for sale, pursuant to a private offering, a minimum of 200,000 and a maximum of 2,000,000 shares of common stock at a price of $2.50 per share. There can be no assurance that OnSite will be successful or that the Company will achieve profitability.


         Foreign Political Climate. The Company has entered into a one year contract with a major global industry participant for the Company's remediation services. One of the

Company's two presently operational ITD Units is operating in the nation of Colombia to fulfill this contract. Any changes in the political climate of Colombia, or even a mere unsettling in the current political climate, could have a negative impact on the Company, up to and including the complete loss of the ITD Unit which the Company is currently operating in Colombia. Colombia has had a recent unsettling past involving drug trafficking, narco-terrorism, domestic terrorism, and alleged political corruption. While the Company maintains hazard insurance through OnSite to cover these risks in Colombia, the loss of potential income due to the interruption of the Company's services could have an adverse effect on the financial condition of the Company.



         International Transactions. The Company is taking part in business operations in the nation of Colombia as described elsewhere herein. International business transactions might create exposure for the Company to potential financial concerns in the areas of foreign exchange if the Company is paid in whole or in part in a foreign currency, routine or extraordinary foreign government control of the transfer of funds across international borders, and foreign taxes, tariffs and duties. Any of the foregoing could adversely impact the Company. The Company is presently finalizing negotiations regarding payment systems for its proposed operations in Colombia.



         Asset Acquisition Strategy. OnSite has awarded contracts for fabrication of four additional ITD Units. The delivery of the completed Units will commence in the first quarter of 1997. In December, 1996, the Company obtained a $3,000,000 loan from a subsidiary of Parker in order to fund its share of the contribution to OnSite for the costs for fabrication of the four
ITD Units, which it estimates to be approximately $2,000,000.   OnSite will
own, manage and operate all of the ITD Units.


         Ongoing Capital Requirements of OnSite. The Company's ability to expand and increase its revenues, assets and income is directly related to its ability to participate in OnSite with Parker. Further capital must be provided from the Company's operations, or from the sale of equity securities, borrowing, or other sources of third party financing in order for the Company to maintain its existing sharing ratio. There is no assurance that capital will be available from any of these sources. Further, the sale of equity securities could dilute the Company's existing stockholders' interest, and borrowings from third parties could result in assets of the Company being pledged as collateral and loan terms which would increase its debt service requirements and could restrict the Company's operations. In addition, the Company's inability to obtain financing for its share of capital requirements could result in the renegotiation of the terms of the Operating Agreement for OnSite which could result in the Company's participation interest being reduced. Any reduction in the Company's participation interest in OnSite could adversely impact the revenues and future assets of the Company.

         Fabrication of ITD Units. The Company uses outside fabricators to construct the ITD Units. The Company negotiates bids and awards contracts for fabrication. The Company has proprietary designs and engineering techniques which it uses for custom fabrication. The fabrication process may subject the Company to several risks. Deficient fabrication or financial instability of a fabricator could upset the Company's ability to manufacture the ITD Units on a timely basis which could result in delays in fulfilling contracts for soil remediation. Failure to fulfill contracts for remediation could result in the loss of such contracts or could subject the Company to liability for non-performance of the contracts. The Company has identified at least five (5) fabricators currently capable of fabricating the ITD Units at a competitive price.


         Economic Conditions and Related Uncertainties. Environmental service companies are affected by economic conditions as well as government policies. Economic downturns could result in decreased demand for the Company's services. Potential customers could seek to delay their environmental remediation programs during such economic downturns. The Company's operations are dependent upon its ability to market its services. While the Company would aggressively pursue its marketing efforts, in a time of general or industry specific decline, such as a decline in the demand for remediation services, the Company's business activities could be adversely affected.

         Product Development Risks. The ITD Units used by the Company have been operated by the Company or its independent operators only for a limited period of time and such ITD Units are still being refined, adjusted and improved. There is no assurance that the Company's ITD Units will perform in accordance with the Company's expectations over a long period of time or that there will be demand for the Company's products and services in commercially justifiable quantities.

         The ITD Units, exclusive licenses of the technology included in the ITD Units, and the proprietary process for on-site remediation have been transferred to OnSite. Although the Company owns a fifty percent (50%) interest in OnSite, the success of the Company's investment therein is partially dependent upon the performance of Parker.

         Lack of Protection of Proprietary Technology. The U.S. Patent and Trademark Office has allowed claims to the method for removing and treating hydrocarbon contaminated drill cuttings and a patent is expected to be issued at any time. The Company does not hold any patents or other intellectual property rights with respect to its ITD Units or the processes used by them. The Company has, however, filed U.S. patent applications for treating hydrocarbon contaminated soil; for the process and apparatus of separating and recovering hydrocarbons and water from the ITD Units; and on several novel ITD Unit mechanical features. The Company cannot state that others will not independently develop alternative proprietary information for similar types of processes and apparatus. The Company has not received notice that any of its apparatus or processes used in regard to the ITD Units infringe upon any U.S. patent.

         Governmental Regulations. The Company renders services in connection with the remediation and disposal of various wastes. Federal, state and local laws and regulations have been enacted regulating the handling and disposal of wastes and creating liability for certain environmental contamination caused by such waste. Accordingly, the Company is subject to potential liability for environmental damage its ITD Units or its operations may cause, particularly as a result of contamination of water or soil. Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should the Company be deemed to be responsible for contamination or pollution caused or increased by any evaluation, remediation or cleanup effort conducted by it, or for an accident which occurs in the course of such remediation or cleanup effort. There can be no assurance that the Company's policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing the Company from incurring a substantial environmental liability. If the Company were to incur a substantial uninsured liability for environmental damage, its financial condition could be materially adversely affected. Furthermore, the Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures could be substantial and accordingly could have a material adverse effect on the Company's financial condition.

         The Company presently has the ability to deliver soil remediation services that meet applicable federal and state standards for the delivery of its services, and for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, the Company may not be able to comply in either the delivery of its services, or in the level of contaminant removed from the soil.

         Costs of Compliance With Governmental Regulations. Governmental regulations govern matters such as the disposal of residual chemical wastes, operating procedures, waste water discharges, fire protection, worker and community right-to-know, and emergency response plans. Governmental regulations also apply to the operation of vehicles used by the Company to transport the ITD Units and the substances such ITD Units collect and distribute, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, and shipment manifesting. Governmental authorities have the power, under various circumstances, to enforce compliance, and violators may be subject to civil or criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements.

         Operating permits are generally required by federal and state environmental agencies for the operation of the Company's ITD Units. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits.

         As a result of the stringent regulations governing the operation of the Company's ITD Units, operating the ITD Units and conducting business in compliance with the various applicable regulations requires the Company to commit significant human and capital resources and results in increased operating costs. Nonetheless, the Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures can be substantial and accordingly could have a material adverse effect on the Company's financial condition.

         Competition. There are many companies which currently dispose of hazardous and industrial wastes and remediate or clean up sites which have been contaminated, and such companies are continually attempting to develop new and improved products and services. Other companies utilize competing technologies and techniques in an attempt to provide more economical or superior remediation services. Many of the Company's competitors are well established companies with substantially greater capital resources, larger research and development staffs and facilities and substantially greater marketing capabilities than the Company. No assurances can be given that the Company will be able to successfully compete with such companies or alternative technologies.


         Technological Obsolescence. The Company uses a method called indirect thermal desorption to remediate soil. While the Company believes that this technology has a long market life, there is no assurance that the Company's technology will be marketable in the future. Existing or future technologies of competitors could make the Company's services obsolete and the Company could suffer a loss of customers and revenue as a result thereof. While the Company devotes resources to improving the engineering, design and fabrication of ITD Units, the Company is also devoting resources to research and development of alternatives to indirect thermal desorption.


         Operating Risks and Possible Insufficiency of Insurance. The business of the Company exposes it to various risks, including claims for damage to property, injuries to persons, negligence and professional errors or omissions in the planning or performing of its services and providing of its products, which claims could be substantial. OnSite, the entity through which operations are conducted, maintains $1 million of general liability insurance, $1 million of auto liability insurance and an additional $5 million of excess umbrella liability coverage on all of its operations. There can be no assurances that such insurance will continue to be adequate to meet the needs of the Company, or that the Company will be able to continue to maintain or obtain adequate or required insurance coverage as its business grows or, if obtainable, purchase it at reasonable rates. If the Company has difficulty in maintaining or obtaining such coverage, it could be at a competitive disadvantage with other companies, it may become exposed to significant uninsured risks and losses, and/or may be unable to continue certain of its operations. Under the Company's insurance policies, there are various exclusions that are customary in the industry. Accordingly, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of such liabilities which are covered by its insurance will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful, could have a material adverse effect on the Company's financial condition and results of operations.

         Lack of Diversification; Risks of Investing in the Industry. The Company operates primarily in the environmental services industry. The current plan of operation calls for expansion within, but does not anticipate diversification beyond, this industry. The plan of operation, therefore, subjects the Company to the economic fluctuations within this industry and increases the risk associated with its operations. An investment in any aspect of the environmental services industry is speculative and historically has involved a high degree of risk. The continued success of the Company will depend on various factors over which the Company has little or no control.

         Dependence on Management. The Company is dependent upon the time, talent and experience of James S. Percell, its President and Chief Executive Officer. Although Mr. Percell has a significant equity ownership in the Company, the Company does not presently have an employment agreement with him. The Board of Directors of the Company, however, intends to enter into an employment agreement with Mr. Percell. The loss of the services of Mr. Percell, for any reason, could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance on Mr. Percell or any other of its employees.

         Future Need for Additional Personnel. As a result of a recent restructuring of the management and operations of the Company, the Company has obtained the services of new personnel to perform certain functions important to the long-term development of the Company, including accounting, finance and quality control functions. The Company may hire additional staff with the special skills and education necessary for important Company functions. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See, Management.

         Anti-Takeover Effects of Issuance of Preferred Stock. The Company has authorized 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), of which 500,000 shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred"). No shares of Series A Preferred are currently issued and outstanding. The shares of Series A Preferred, if issued, would be entitled to preferences over the Common Stock. The Company's board of directors has authority, without action or consent by the shareholders, to issue the authorized but unissued shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation rights, conversion rights, and other rights of any such series. The shares of Series A Preferred and the other shares of Preferred Stock, when and if issued could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could, upon conversion or otherwise, enjoy all of the rights of holders of Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock. Previously issued Preferred Stock has all been exchanged for, or converted into, Common Stock in prior years. See, Description of Securities.


         Shares Eligible for Future Sale. There is currently only a limited market for the common stock of the Company. Possible or actual sales of a substantial number of shares of Common Stock by the Selling Stockholders in this Offering could have a negative impact on the market price of the Common Stock of the Company. Further, the Company does not anticipate engaging an Underwriter to assist in a distribution of shares of Common Stock on behalf of the Selling Stockholders.

Accordingly, there is no assurance that the Selling Stockholders will be able to sell the shares of Common Stock for any particular price.



         In addition, of the 6,939,620 shares of the Company's Common Stock outstanding as of the date of this Prospectus, approximately 3,860,474 shares are restricted securities as that term is defined in Rule 144 adopted under the Act ("Restricted Securities"). Rule 144 governs resales of Restricted Securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for two years from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. The Company believes that approximately 845,300 shares of Common Stock have been held for more than three years, and therefore may be sold by non-affiliates without limitation.


         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See, Shares Eligible for Future Sale.


         Outstanding Options and Warrants. The Company presently has outstanding options to purchase 2,860,000 shares of its Common Stock which are exercisable at $0.60 per share and expire on November 2, 2005. In addition, the Company has outstanding options to purchase 563,542 shares of its Common Stock which are exercisable at $5.00 per share and expire on November 30, 1998. This option agreement contains registration rights for shares issuable under the options at any time after May 31, 1995. The execution of the outstanding options by the holders thereof may result in the dilution in the interests of the other stockholders of the Company.



         In December, 1996, in connection with the execution of its Credit Agreement with a subsidiary of Parker, the Company entered into a Warrant Agreement with Parker (the "Warrant Agreement") pursuant to which the Company issued to Parker warrants to purchase 250,000 shares of its common stock at an exercise price of $2.50 per share, expiring on December 31, 1998. The Warrant Agreement also contains provisions for the issuance of additional warrants if its loan with a subsidiary of Parker is outstanding beyond certain dates. If the loan is not paid in full by June 30, 1997, the Company will issue 50,000 warrants to Parker and if the loan is not paid in full before December 31, 1997, the Company will issue an additional 50,000 warrants to Parker. The Warrant Agreement also contains certain registration rights for the shares issuable upon exercise of the warrants by Parker.

         No Assurance of Public Market. There is currently only a limited market for the Common Stock of the Company. Although the Common Stock is listed on the over-the-counter market and the National Association of Securities Dealers OTC Bulletin Board, it is not listed on the NASDAQ system or other stock exchange. The market for the Company's Common Stock must be characterized as a limited market due to the relatively limited number of shares in the public float, the relatively low trading volume and the small number of brokerage firms acting as market makers. The market for low priced securities not traded on a national exchange or included in the NASDAQ system is generally less liquid and more volatile than securities traded on national exchanges and the NASDAQ markets. Rapid and extreme fluctuations in market prices are not uncommon. No assurance can be given that the current over-the-counter market for the Company's Common Stock will continue or that the prices in such market will be maintained at their present levels. Thus, even if the shares of Common Stock are registered for resale to the public under the Act and secondary trading exemptions under state securities laws are available, there may not be an active market for the shares of Common Stock.


         Certain Securities Law Considerations. The Company's stock is considered "penny stock" and subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, Rules 15g-1 to 15g-9. The penny stock rules require broker-dealers to take certain steps under certain circumstances prior to executing any penny stock transactions in customer accounts. Among other things, Rule 15g-3 requires a broker or dealer to advise potential purchasers of a penny stock of the lowest offer and highest bid quotations for such stock, and Rule 15g-4 requires a broker or dealer to disclose to the potential purchaser its compensation in connection with such transaction.
Under Rule 15g-9, a broker or dealer who recommends such securities to persons other than established customers must make a special written suitability determination for the purchaser and receive the purchaser's prior agreement to such a transaction. The effect of these regulations may be to delay transactions in stocks that are deemed to be penny stocks and sales of the Company's common stock by brokers or dealer and resales by investors could be adversely affected.


         No Cash Dividends. The Company has never paid cash dividends on its Common Stock and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. It currently intends to retain future earnings to finance the growth of its business. See, Dividend Policy.


                                USE OF PROCEEDS

         The Company will not receive any proceeds upon the mandatory conversion of the Debentures into Common Stock or upon the resale of the Common Stock by the Selling Stockholders. The Company will, however, through the conversion of the Debentures into shares of Common Stock, extinguish $1,110,000 face value of its existing debt and thereby convert such indebtedness into stockholder's equity.


         Proceeds received by the Company from the Debenture offering were used to finance the Company's contribution to OnSite for the fabrication of one ITD Unit, to extinguish certain debt, to pay existing accounts payable, and for general corporate expenses and working capital.



                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded in the over-the-counter securities market, and is quoted in the Pink Sheets, which is published by the National Quotation Bureau, and is also quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "EVSF". The market for the Company's Common Stock must be characterized as a limited market due to the limited number of shares in the public float, the relatively small trading volume, and the small number of brokerage firms acting as market makers. No assurance can be given that the over-the-counter market, or any market, for the Company's securities will continue or that the prices in such market will be maintained at their present levels. The following table sets forth, for the periods indicated, the high and low closing bid prices for the Common Stock of the Company as reported by the National Quotation Bureau taking into account and restated for all stock splits. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.



                                                                              COMMON STOCK              PRICE RANGE
                                                                                HIGH BID                  LOW BID
                                                                                --------                  -------
1994
  First Quarter                                                                $ 5.125                 $ 4.50
  Second Quarter                                                               $ 5.00                  $ 4.25
  Third Quarter                                                                $ 4.50                  $  .25
  Fourth Quarter                                                               $  .75                  $ .325
1995
  First Quarter                                                                $ 1.375                 $ .4375
  Second Quarter                                                               $ 2.1875                $ .875
  Third Quarter                                                                $ 1.25                  $ 0.30
  Fourth Quarter                                                               $ 1.09                  $ 0.525
1996
  First Quarter                                                                $ 5.00                  $ 0.699
  Second Quarter                                                               $ 3.25                  $ 2.25
  Third Quarter                                                                $ 4.75                  $ 2.75
  Fourth Quarter                                                               $ 4.00                  $ 2.75
1997
  First Quarter (through January 7, 1997)                                      $3.00                   $2.75




On January 7, 1997 , the last bid price for the Common Stock of the Company as reported on the OTC Bulletin Board was $2.875 per share. On January 7, 1997 , there were approximately 215 stockholders of record of the Common Stock, including broker-dealers holding shares beneficially owned by their customers.


                                DIVIDEND POLICY

         The Company has never declared a cash dividend on its Common Stock. The Board of Directors presently intends to retain all earnings for use in the Company's business, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, in the future will be subject to the discretion of the Board of Directors, which may consider such factors as the Company's results of operations, financial condition, capital needs and acquisition strategy, among others.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company at September 30, 1996, and as adjusted to reflect the issuance by the Company of 1,934,792 shares of Common Stock pursuant to the mandatory conversion feature of the Debentures. The Company will not realize any proceeds from the conversion of the Debentures, but the Debentures will be extinguished by such conversion. The table should be read in conjunction with the Company's financial statements and notes thereto that are included elsewhere in this Prospectus. See, Consolidated Financial Statements.



                                                                                SEPTEMBER 30,         SEPTEMBER 30, 1996
                                                                                    1996                  HISTORICAL
                                                                                  UNAUDITED             AS ADJUSTED(1)
                                                                                 ----------           ------------------
Convertible debentures                                                            $ 1,110,000            $         0
Stockholders' Equity:
  Common Stock - $.001 par value;
  50,000,000 shares authorized                                                          6,855                  8,790
   Additional Paid In Capital (2)                                                   3,763,589              4,870,822
  Retained earnings (loss)                                                         (3,306,541)            (3,358,227)
                                                                                  -----------            -----------
         Total Stockholders' Equity                                               $   463,903            $ 1,521,385
                                                                                  ===========            ===========
           Total Capitalization                                                   $   463,903            $ 1,521,385
                                                                                  ===========            ===========
Common shares issued and
   outstanding                                                                      6,854,828              8,704,828
                                                                                  ===========            ===========


(1) Represents the as adjusted capitalization after giving effect to the issuance of the Common Stock pursuant to the mandatory conversion feature of the Debentures.

(2) Does not include: (i) 40,179 shares of Common Stock previously earned by former note holders which will be issued in January, 1998, or (ii) 3,423,542 options to purchase Common Stock. See, Consolidated Financial Statements--Notes 10 and 13; Principal Stockholders, and Executive Compensation.

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The selected consolidated financial data presented below for each of the two-years ended December 31, 1995 and 1994, have been derived from the audited financial statements of the Company. The selected consolidated financial data presented below for the nine months ended September 30, 1996 and September 30, 1995 are unaudited, but in management's opinion includes all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial data for, and at the end of, such period. See, Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements.



                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                        -------------                     -----------------------
                                                      1996              1995              1995               1994
                                                      ----              ----              ----               ----
                                                            (UNAUDITED)                (AUDITED)
INCOME STATEMENT DATA:
  Revenue
    Service Revenue                                $        0      $    53,545          $    53,345        $ 731,311
    Income from Investment
      in OnSite                                             0                0               63,052                0
    Other Income                                       12,453                0                    0                0
                                                   ----------      -----------          -----------        ---------
         TOTAL REVENUES                                12,453           53,545              116,397          731,311
  Loss from operations                               (571,264)      (1,167,111)          (1,215,613)        (677,973)
  Loss before income taxes                           (571,264)      (1,167,111)          (1,215,613)        (677,973)
  Extraordinary item                                   74,035                0                    0                0
  Net loss                                           (497,229)      (1,167,111)          (1,215,613)        (677,973)
  Net loss per share before
    extraordinary item                                 (0.091)          (0.258)               (0.26)           (0.21)
  Net loss per share                                   (0.079)          (0.258)
BALANCE SHEET DATA:
  Total assets                                     $1,815,080      $    36,608          $   318,090        $ 888,330
  Working capital (deficit)                           729,321         (547,371)            (429,544)        (434,059)
  Total liabilities                                 1,351,177          583,979              623,932          579,379
  Stockholders' equity
    (deficit)                                         463,903         (547,371)            (305,842)         308,951

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes, and the consolidated condensed interim unaudited financial statements included elsewhere in this Prospectus. See Consolidated Financial Statements.

RESULTS OF OPERATIONS

General

         In May 1993, the Company merged with NFE to provide the Company with an acceptable technology with immediate commercial applications. Subsequent to the merger the Company began to experience significant growth in revenues during the remainder of the calendar year 1993 and 1994 based primarily on contracts with major U.S. companies to provide on-site remediation of hydrocarbon contaminated soil. The Company utilizes indirect thermal desorption technology ("ITD") in its remediation process and, accordingly, remediation units which were developed by the Company are referred to as ITD Units.


         In late 1994, the Company began to experience a decline in new service contracts. To address this decline, in January 1995, the Company signed a marketing agreement (the "Marketing Agreement") with Parker which granted Parker exclusive marketing rights to the Company's proprietary process for on-site remediation of drill cuttings at oil and gas drilling sites in the U.S. and certain foreign countries. The Company believed that Parker, a publicly held oil and gas drilling company, would provide good exposure for the Company's technology because Parker's customer base includes many of the independent and major oil companies throughout the world. The Company also believed that Parker's financial stability would be a further benefit for its marketing efforts. Parker is a financially sound company and has shown positive earnings and cash flows from operations in each of the last two years.

         In August 1995, the Marketing Agreement was expanded through the formation of OnSite, a 50%-50% joint venture between the Company, through NFE, and Parker. The Company's anticipated results regarding the Marketing Agreement had not been completely realized, but the Company believed that Parker's involvement in OnSite would add needed support to the venture's efforts to expand the market for the Company's ITD technology. Accordingly, OnSite was created to expand the commercial application of the Company's ITD technology and proprietary processes at a more ambitious pace than the Marketing Agreement encompassed. Presently all commercial applications of the Company's technology are delivered through OnSite, making the Company's financial success dependent on the success of OnSite.

         Under the Marketing Agreement, Parker agreed to actively market and promote the Company's services including the preparation of brochures and the delivery of certain presentations to specific groups involved in the energy industry. All expenses associated with such promotional activities were paid by Parker until July 31, 1996 and totaled approximately $23,000. Accordingly, the expiration of the Marketing Agreement is not expected to have a significant effect on the future operating results of OnSite.

Liquidity and Capital Resources


         Historically, the Company has operated with limited financial resources and the Company believes that a lack of such resources has slowed the commercialization of its ITD technology. The Company has relied almost exclusively on private offerings of debt and equity securities for its financial needs and such financial needs have increased dramatically since the formation of OnSite.

         OnSite is a capital intensive venture built on the performance of ITD Units which cost between $800,000 and $1,000,000 each. In late 1995, OnSite took delivery of its first ITD Unit. This Unit, engineered and built by a subsidiary of Parker, has experienced greater processing speed and less operating downtime than earlier units built by the Company. In a continuing effort to improve the efficiency of its equipment, OnSite made significant engineering changes to the specifications used in its first ITD Unit and in August 1996 took delivery of a second unit. OnSite undertakes no formal program of research and development but continually considers modification to improve future units based upon field performance. The Company believes this most recent ITD Unit will again produce improvements in both performance and efficiency over previous units.

         Based upon the positive results of tests of its newest ITD Unit, in September 1996, OnSite awarded contracts for construction of four additional ITD Units at a price of approximately $4,000,000. The Company will be required, under its joint venture agreement with Parker, to fund 50% of the obligation arising from the purchase of these units. The Company has raised its share of OnSite's capital through a variety of means including the following:

o In December 1995 through February 1996, the Company raised $700,000 through a private offering of its common stock. The proceeds from this offering were used to settle old trade debts, repay certain loans from stockholders and/or officers of the Company and to pay its share of the cost of OnSite's first ITD Unit.

o In June 1996 the Company raised net proceeds of approximately $1,055,000 from the sale of its 10% convertible debentures. The proceeds from this sale have been used to fund the

     Company's share of the cost of OnSite's second ITD Unit and to support continuing operations of the Company.

o In July 1996 the Company raised $177,785 when Parker made a capital contribution to OnSite on behalf of the Company in exchange for the Company's granting a non-royalty bearing exclusive world-wide license for manufacture and use of the Company's indirect thermal desorption soil remediation and hydrocarbon reclamation system. The proceeds from the sale of such license were used to partially fund the Company's share of OnSite's first ITD Unit.

o In December 1996 the Company entered into a credit agreement with a subsidiary of Parker under which Parker provided the Company with $3,000,000 of long-term debt to allow the Company to fund its approximate $2,000,000 share of current purchase obligations by OnSite and to provide the Company with adequate working capital to meet its own debt service and operating requirements. The debt under the credit agreement will be repaid through a change in the Company's profit sharing percentage in OnSite from 50%-50% to 30%-70% until the debt is fully repaid or December 31, 2000, at which date the entire unpaid balance of the long-term debt becomes due.

o The Company is currently involved in a private offering of its common stock under which the Company is offering for sale a minimum of 200,000 shares and a maximum of 2,000,000 shares at $2.50 per share. As of the date of this prospectus, approximately $800,000 has been placed in a separate account representing approximately 324,000 shares of common stock.

         The Company is currently dependent on the operations of OnSite for its future growth and success. From September 1996 until the date of this Prospectus, the Company has made additional investments in OnSite of $1,175,000. The Company considers its most important function to be developing new environmental technologies, expanding the market for OnSite's technology and raising capital to meet its obligations for new equipment in OnSite. OnSite has received a one year contract from a major international petroleum industry participant who will employ OnSite's second ITD Unit, in Colombia through a new 50%-50% joint venture between OnSite and a group of South American investors. The joint venture, OnSite Colombia, is discussed below in Operations of OnSite. The client of OnSite Colombia has indicated that, subject to the ITD Unit's performance, they will need additional ITD Units in the very near future to address other soil remediation needs. As demand grows for OnSite's services, the Company may again be faced with the need to raise additional funds for its share of the cost of more units. Inability to obtain financing for its share of capital requirements of OnSite could have extreme adverse affects on the Company, including loss of its investment in OnSite and loss of rights to use certain of its technologies. Such losses could ultimately threaten the continued existence of the Company.


Year ended December 31, 1995 compared to the year ended December 31, 1994

         In 1995, the Company experienced a $677,966 decrease in its environmental service revenue as a result of downtime and under performance of its original ITD Units. This significant decline in service revenue, the related pressure for improved engineering of its ITD Units and a need for working capital prompted management to form OnSite with Parker. During

1995, OnSite generated net income of $126,104 on revenues of $272,700 in just under two months of operations. Accordingly, the Company's 50% interest in OnSite resulted in 1995 income to the Company's account of $63,052.

         Operational and general expenses decreased by $344,614 in 1995 due to a significant decrease in new service contracts and the related reduction in job payroll. Additionally, in late 1995, with the formation of OnSite, service revenues and certain related costs were eliminated from the Company's operations. Depreciation and amortization decreased by $28,840 in 1995 due to the Company's recognition of a $737,217 provision for reduction in carrying value of its existing ITD Units and other remediation equipment. This provision, which eliminated substantially all of the depreciable asset base, was necessary to reduce obsolete ITD Units and other remediation equipment to their estimated net realizable value. Finally, as a further expense reduction in 1995, stock bonuses to key employees were curtailed, resulting in a $414,200 reduction in expenses as compared to 1994.

         In 1995, the Company incurred a net loss of $1,215,613 compared to a net loss of $677,973 in 1994.


Nine months ended September 30, 1996 compared to the nine months ended September 30, 1995

         In late 1995, the Company moved substantially all of its core operations to OnSite and thereby eliminated service revenue in the Company. During the nine months ended September 30, 1996, the Company realized a loss from its investment in OnSite of $43,427, with no similar loss reported during the nine months ended September 30, 1995.

         Costs and expenses sharply declined by $636,739 in the nine months ended September 30, 1996 as compared to the similar period of 1995. This significant decline was due primarily to the recognition in 1995 of a $737,217 provision for reduction in carrying value of obsolete ITD Units and other remediation equipment. All costs of directly providing remediation services have been eliminated from the Company's financial results for the first nine months of 1996 as compared to the similar period of 1995 because such costs are now reflected in OnSite's operating results. Essentially the only expenses that remain in the Company are the costs of marketing the Company's technology and managing the Company's investment in OnSite, including a small management group, administrative personnel and professional services providers. Officers of the Company also participate in the management of OnSite and their salaries are allocated between the Company and OnSite. The Company expects that operational and general expenses will rise from their 1996 levels because management compensation has been extremely modest as all available funds have been targeted for investment in OnSite.

         The Company recorded a $74,035 extraordinary gain from restructuring and/or eliminating certain aged trade accounts payable and awarded stock compensation to a former contractor totaling $312,500 during the first nine months of 1996. Management does not expect to experience similar items of income or expense in future periods.

         The net loss of $497,229, which includes the non-recurring stock compensation of $312,500 previously mentioned, during the first nine months of 1996 represents a $669,882 improvement over the same period of 1995.

Operations of OnSite

         OnSite began operations in late November of 1995 and has had a significant impact on the composition of revenue, costs and expenses of the Company. Management does not expect OnSite to be consistently profitable until at least 3-4 ITD units are operational. To date OnSite has only had one ITD unit in operation and following is an analysis of the results of operations of
OnSite:

                                                             Nine Months
                                       Inception to             Ended
                                        December 31,         September 30,
                                            1995                 1996
                                       ------------           -----------

 Revenues                               $  272,700            $  466,350

 Operational and general expenses         (131,655)             (431,945)

 Depreciation                              (14,941)             (109,678)

 Other                                        -                  (11,581)
                                         ----------            ----------

 Net income (loss)                      $  126,104            $  (86,854)
                                         ==========            ==========

         As shown by the results of OnSite's operations, in the nine months ended September 30, 1996 OnSite experienced lower profitability as its single job was nearing completion due to a decline in the hydrocarbon contaminated soil available for processing. OnSite expects to stabilize profitability through the addition of more units that will moderate the variation in earnings associated with the operation of a single unit. The Company must help OnSite maintain favorable utilization rates on all ITD Units in order for the Company to be profitable.

         In November 1996, OnSite entered into a joint venture, OnSite Colombia, with a group of South American investors. OnSite Colombia was established to provide hydrocarbon contaminated soil reclamation services to a major international oil and gas company operating in Colombia. OnSite owns a 50% interest in the assets, liabilities, capital and profits of OnSite Colombia and, accordingly, the Company ultimately participates on a 25% basis in the operations of OnSite Colombia. In December 1996, OnSite sold its newest and most technologically advanced soil reclamation unit to OnSite Colombia for $950,000 in a transaction that resulted in no gain or loss to the Venture. In order to improve cash flow, OnSite Colombia is currently negotiating a sales leaseback transaction for the unit.


TRENDS AND UNCERTAINTIES


         OnSite is receiving a marked increase of inquiries for its remediation services. The Company believes there is a trend by major petroleum industry participants to address past hydrocarbon contamination problems and to prevent current contamination caused during exploration for, and the production, refining, transportation, storage and distribution of hydrocarbons. The Company believes that these environmental concerns, related industry trends and governmental regulations will increase demand for the Company's soil remediation technology. However, the Company is aware of competing technologies and other companies that offer similar services. Some of the competitors are well established companies with greater capital resources, larger research and development staffs and greater marketing capabilities.


         The Company believes that OnSite's contract with a major independent domestic petroleum industry participant in Wyoming will terminate during the second quarter of 1997. Subsequent to the completion of that contract, the ITD Unit will be upgraded to match the capabilities of the second ITD Unit to address remediation needs with a specific Gulf Coast refinery. OnSite's second ITD Unit is now employed in Colombia. Management believes that environmental concerns by major petroleum companies and pressures by the government will continue to create opportunities for the Company's technology, particularly as they relate to land based and offshore drilling discharge.

                                    BUSINESS

         The Company, through NFE and OnSite, is engaged in the development, production and sale of environmental remediation technologies and services. To date, the environmental remediation services provided by the Company have involved the removal of petroleum contaminants from soil using indirect thermal remediation equipment or enzyme-based bioremediation processes, and the evaporation of waste water produced from oil and gas drilling.

HISTORY

         The Company was incorporated under the laws of the State of Nevada in December 1985, under the name of Cape Cod Investment Company. In December 1986, the name of the Company was changed to Cape Cod Ventures, Inc. In August 1987, the Company completed an initial public offering of 4,148,000 shares of Common Stock at a price of $.001 per share pursuant to the exemption from the registration requirements of the Act provided by Regulation A. In May 1993, the Company entered into an Agreement and Plan of Reorganization with NFE providing for the acquisition of NFE by the Company in exchange for shares of the Company's common stock. Pursuant to the terms of the Reorganization Agreement, the Company effected a 1-for-100 reverse split in its issued and outstanding shares reducing the number of outstanding shares from 50,000,000 to 500,000. Following effectiveness of the reverse split, the Company acquired NFE by issuing 3,374,000 shares of the Company's post-split common stock to the NFE shareholders in exchange for all issued and outstanding shares of NFE. In connection with the acquisition, the name of the Company was changed from Cape Cod Ventures, Inc. to Environmental Safeguards, Inc. and NFE became a wholly-owned subsidiary of the Company.


         In January 1995, the Company entered into an agreement with Parker, a Delaware corporation, granting Parker, among other things, exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. In August 1995, the Company expanded its agreement with Parker by forming OnSite Technology, L.L.C. ("OnSite"), an Oklahoma limited liability company. OnSite is a joint venture between NFE and Parker in which NFE and Parker each own 50%. Pursuant to the Operating Agreement for OnSite, as amended, NFE granted to OnSite certain exclusive licenses to use the technologies included in the Company's ITD Units, and the proprietary processes for on-site remediation of hydrocarbon contaminated soil in the United States and in certain foreign countries. Each ITD Unit is an easily transportable, state-of-the-art processing system which produces clean soil from contaminated soil while reclaiming the hydrocarbons. ITD Units are transported by truck from one clean-up site to another. Parker agreed to actively market and promote the services of OnSite including the preparation of brochures and the preparation and delivery of certain presentations at one or more professional society meetings in the energy industry and one or more energy industry trade shows. All expenses associated with such promotional activity and presentations were paid by Parker until July 31, 1996, and after July 31, 1996, certain expenses associated with such marketing and promotional activities are paid by OnSite. The Company intends to conduct substantially all of its business operations through OnSite.

         In June 1995, the Company effected a 1-for-10 reverse stock split in order to improve the market price of the Company's Common Stock. In January 1996, the Company effected a 10-for-1 stock split in order to return the Company to its prior level of authorized and outstanding shares of Common Stock. This stock split increased the public float and daily trading volume of the Company's Common Stock.

BUSINESS ACTIVITIES

         Indirect Thermal Soil Remediation. The primary services offered by the Company involve remediation of soil contaminated by oil-based drilling mud, fuel spills, leakage at storage tanks, leakage from pipelines, and the remediation of hydrocarbon contamination at settling ponds, oil and gas exploration sites, refineries, petrochemical facilities, abandoned production fields, Department of Defense installations, etc. To date the Company has not employed its ITD Units to provide remediation services to refineries or similar entities but has provided services solely with respect to soil remediation primarily at the site of oil drilling operations, and most of the contracts performed by the Company involve the processing of contaminated soil through the Company's indirect thermal remediation equipment. This process is known as "indirect thermal desorption" because it reverses the contamination process and causes the soil to discharge the contaminants previously absorbed without direct contact of the soil to a flame.

         The ITD Units are portable pieces of equipment which utilize a rotating, heat-jacketed trundle to vaporize hydrocarbons from contaminated soil. An ITD Unit consists of two principal components: (i) an indirect thermal desorption unit wherein the hydrocarbon contaminated soil is indirectly heated, thereby causing the hydrocarbon contamination to vaporize; and (ii) a condensation process system, which causes the hydrocarbon vapor to condense to a liquid for client reclamation. As an alternative to the condensing system, the vapor can be passed through an afterburner or thermal oxidizer which incinerates the hydrocarbon vapors.

         The heat exchange system is comprised of a large fabricated steel shell which houses a rotating trundle. Hot gases pass through the shell and around the outside surface of the trundle. Hydrocarbon contaminated soil is loaded into the elevated end of the trundle by a conveyor belt or a front end loader. As the trundle revolves, the soil is agitated by internal lifts and oars as it passes through the inside of the trundle by gravity flow and is heated to temperatures of from 300 degrees to 1200 degrees Fahrenheit. At these temperatures, the hydrocarbon contaminants in the soil transform into vapors which are vacuumed out of the heat exchange system into the condensing system, the afterburner or the thermal oxidizer. The clean soil then drops out of the discharge door at the low end of the trundle and is passed through an enclosed conveyor for rehydration before final discharge. Random soil samples are tested at the end of the process to confirm that the contaminants have been removed to within the permitted range. The soil is then returned to its original location or such other location specified by the customer. The primary costs of operating the Company's ITD Units are the cost of third-party labor and fuel.

         In some cases, the hydrocarbon vapors removed from the heat exchange system by vacuum are passed through a fan-cooled condensing system. The vapors are condensed and recaptured as liquid product in storage tanks and can then be recycled or disposed, depending on the nature of the contaminant, the needs of the customer and the specifications required for reuse.


         OnSite fabricated its second ITD Unit in August 1996, and has entered into contracts for the fabrication of four additional ITD Units for delivery during the first quarter of 1997. OnSite will own, manage and operate all of the ITD Units. The Company's share of the cost of acquiring the four ITD Units is estimated at $2,000,000. To meet this obligation, the Company in December, 1996, obtained a $3,000,000 loan from a subsidiary of Parker in order to fund its share of the contribution to OnSite. .



         As of September 30, 1996 , NFE had successfully completed eight remediation contracts. On all jobs the ITD Unit successfully removed the contaminants from the soil. To date, the ITD Units have processed up to 192 tons of contaminated soil in a 24-hour period with a 30% hydrocarbon saturation. However, the processing capacity varies significantly depending on the moisture content, degree of contamination, soil type, contamination type, remediation required and down time for maintenance, modification and repair of the ITD Units and ancillary equipment. There can be no assurance that the ITD Units will continue to perform at this level, or that this performance will continue to be competitive with other technology available in the market.


         Recycling of Hydrocarbon Contaminants. The Company has developed proprietary processes which are embodied in the condensation process system trailer, one of the two principal components of the ITD Unit. Within this component the hydrocarbon contaminant(s) are condensed from the vapor state created in the dryer unit back into a liquid state via the proprietary processes and placed into storage for recycling back to the client. This allows the client to realize actual savings from its ability to re-utilize the hydrocarbons. This ability to recycle the hydrocarbon contaminant(s) is an important competitive advantage which the Company believes it possesses as compared to the bioremediation, direct burn and "dig and haul" remediation technologies.


         Manufacturing. OnSite currently has two operational ITD Units and has ordered fabrication of four additional ITD Units. The ITD Unit which is currently operating in Lysite, Wyoming was manufactured by Parker Technology, Inc. ("Partech"), which is a wholly-owned subsidiary of Parker. The Company is aware there are a number of manufacturing and fabricating facilities, in addition to Partech, capable of manufacturing ITD Units. The primary contractors on the second ITD Unit, completed in August, 1996, were Roberds-Johnson Industries, located in Galena Park, Texas and Stelcon, Inc., located in Pasadena, Texas. OnSite recently awarded contracts to Roberds-Johnson Industries and Cobrans Corporation as primary contractors for four additional ITD Units based on cost, delivery date, quality of work and other business considerations. Additional ITD Units may be ordered in the future subject to the demand for OnSite's remediation services and contract terms with customers.


         Prior to November, 1996, the Company and OnSite contracted with Double Eagle Operations, Inc., of Evanston, Wyoming, to provide the labor necessary to complete the Company's contracts. The Company, through OnSite, typically submits a bid for a project based on the costs of moving the equipment to the location, the estimated charges for labor and fuel, the nature and extent of the contamination, the type and moisture content of the soil, the estimated processing time and the desired profit margin. Once a contract has been awarded, OnSite moves its equipment on location and Double Eagle supplied the crew necessary to operate the equipment and complete the contract. OnSite compensated Double Eagle on an hourly basis for the labor supplied. Subsequent to November, 1996, OnSite stopped using the services of Double Eagle and began using the services of Business Staffing, Inc. to provide independent contractor labor to fulfill OnSite's contracts.


EXISTING CONTRACTS FOR OPERATIONS


         OnSite's two ITD Units are currently under contract for operations. One of the ITD Units is currently operating in Lysite, Wyoming. The Company presently anticipates that this contract will conclude during the second quarter of 1997. Subsequent thereto, this ITD Unit will be upgraded to match the capabilities and performance level of the Company's second ITD Unit which was completed in August, 1996. The second ITD Unit has recently been transported to Colombia pursuant to a one year contract. The ITD Unit was placed in service in November, 1996.


ONSITE TECHNOLOGY L.L.C.


         Effective August 1, 1995, the Company and Parker formed OnSite. OnSite is the successor to a previous marketing agreement between the Company and Parker under which Parker was granted the exclusive marketing rights to the Company's proprietary processes for on-site remediation services in connection with drill cuttings at oil and gas drilling sites throughout the United States and in certain foreign countries. Pursuant to the Operating Agreement for OnSite, the Company granted to OnSite certain exclusive licenses to use the technologies included in the Company's ITD Units, and the proprietary processes for on-site remediation of hydrocarbon contaminated soil worldwide. The Company, through NFE, and Parker each own 50% of the interest in OnSite.



         The Company presently conducts substantially all of its business activities through OnSite. Both the Company and Parker actively market OnSite's remediation services. OnSite presently has two ITD Units, one of which is fulfilling a remediation contract in Wyoming for a major domestic independent oil company. The other ITD Unit has recently been transported to Colombia to fulfill a one-year remediation contract for a major international petroleum industry participant. OnSite has contracted for four additional ITD Units to meet anticipated demand for its soil remediation services. OnSite expects the delivery of the four ITD Units to be completed during the first quarter of 1997.



         OnSite has entered into a joint venture with unaffiliated third parties for operations in the Colombian market. As part of the joint venture agreement, OnSite has agreed to sell one ITD Unit to the joint venture for $950,000. OnSite anticipates that the closing of the transaction will occur during the first quarter of 1997.

         The nature and extent of the Company's control over OnSite are set forth in OnSite's Operating Agreement ("Operating Agreement"), which provides that each Member is entitled to one vote on matters submitted to a vote.


         The OnSite Operating Agreement presently allocates the sharing of profits and losses of OnSite equally between the Company and Parker. The Operating Agreement provides that members may be required to make additional capital contributions from time to time upon the majority vote of its members. If a member does not make the additional capital contribution, then the member who does contribute may (i) initiate litigation against the delinquent member to require the payment of the capital contribution, (ii) make such additional capital contribution and treat it as a loan to the delinquent member, or (iii) adjust OnSite's sharing ratios to reflect the additional amount paid by the contributing member. If the contributing member elects to make the loan, then the contributing member shall be entitled to all of the distributions to which the delinquent member would otherwise have been entitled until such time as the loan is paid in full. If the contributing member elects to have an adjustment made the delinquent member's sharing ratio would be decreased and the contributing member's sharing ratio would be increased.

         Accordingly, if the Company becomes a delinquent member then its share of profits and losses in OnSite could be adversely impacted. Such an event could be repeated over the life of OnSite and might result in a material decrease in the Company's sharing ratio, which could result in a material decrease in profits to the Company from OnSite's operations.

         The Operating Agreement provides for admission of new members upon a unanimous vote of current members. No admission of new members is contemplated at this time by either the Company or Parker.

PRIVATE OFFERING OF THE COMPANY'S COMMON STOCK.


         The Company is presently offering for sale a minimum of 200,000 shares and a maximum of 2,000,000 shares of its Common Stock pursuant to a Private Placement Offering Memorandum. The offering is being made in reliance upon an exemption from registration pursuant to Regulation D under the Securities Act of 1933, as amended (the "Act"). The offering commenced in September, 1996 and as of the date of this Prospectus, 323,400 shares of Common Stock have been subscribed for by prospective purchasers. All proceeds from these subscriptions have been placed in a separate account until the closing of the Offering. The Company intends to use the proceeds of the Offering, if any, to fund the costs of additional ITD Units or to repay all or a portion of its existing loan to a subsidiary of Parker. See Business- Recent Developments.


COMPETITION

         There are many companies which currently dispose of hazardous and industrial wastes and remediate or clean up sites which have been contaminated, and such companies are continually attempting to develop new and improved products and services. Other companies utilize competing technologies and techniques in an attempt to provide more economical or superior remediation services. Many of the Company's competitors are well established companies with substantially greater capital resources, larger research and development staffs and facilities and substantially greater marketing capabilities than the Company. Therefore, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the soil remediation industry.

         The Company obtains its contracts through competitive bidding and is in direct competition with firms providing alternative means of, and utilizing alternative technologies for, resolving environmental problems. The most significant competition comes from firms utilizing "dig and haul," direct burn, and bioremediation technology to remediate soil contamination.

         Companies utilizing the dig and haul method generally transport the contaminated soil to other facilities for processing. The Company believes that the technology utilized by the Company is competitive with dig and haul methods because the Company's equipment is mobile, and thus, contaminated soil can be remediated on location. The waste processing and remediation business is, to a large extent, dependent upon and constrained by the costs and regulations associated with transporting such wastes. The Company believes the dig and haul method will, as a result, become less competitive over time due to such transportation costs, the costs of replacing the contaminated soil and the dumping charges at sites approved for the storage of hazardous materials. More importantly, the Company's remediation process addresses the latent liability associated with the contamination at the site. The Company is currently investigating techniques and technology capable of removing heavy metal contaminants from the soil, but there can be no assurance that the Company will be able to develop or acquire such technology and skill or that, if obtained, the Company will be competitive with other alternatives available in the market.

         Companies utilizing direct burn technology use direct heat sources to incinerate contaminants found in the soil. Because of the closed nature of the heat transfer system, the ITD Unit can safely handle much higher concentrations of contaminants than conventional direct burn methods. Conventional direct burn methods process material with maximum contamination levels of 3% to 4% while the ITD Unit has processed materials with contamination levels as high as 30%. In addition, the portable nature of the ITD Unit permits it to be located at the contamination site to process and replace the soil on location, thus eliminating the need to package, haul and safely dispose of contaminated soil. ITD Units also permit the customer to recapture certain valuable liquids which are otherwise incinerated in the direct burn method.

GOVERNMENTAL REGULATIONS-COST OF COMPLIANCE

         The Company renders services in connection with the remediation and disposal of various wastes. Federal, state and local laws and regulations have been enacted regulating the handling and disposal of wastes and creating liability for certain environmental contamination caused by such waste. Accordingly, the Company is subject to potential liability for environmental damage its ITD Units or its operations may cause, particularly as a result of contamination of water or soil. Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Governmental regulations govern matters such as the disposal of residual chemical wastes, operating procedures, waste water discharges, fire protection, worker and community right-to-know, and emergency response plans. Governmental regulations also apply to the operation of vehicles used by the Company to transport the ITD Units, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, and shipment manifesting. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should the Company be deemed to be responsible for contamination or pollution caused or increased by any evaluation, remediation or cleanup effort conducted by it, or for an accident which occurs in the course of such remediation or cleanup effort. There can be no assurance that the Company's policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing the Company from incurring a substantial environmental liability. If the Company were to incur a substantial uninsured liability for environmental damage, its financial condition could be materially adversely affected.

         The Company presently has the ability to deliver soil remediation services that meet applicable federal and state standards for the delivery of its services, and for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, the Company may not be able to comply in either the delivery of its services, or in the level of contaminant removal from the soil.

         Operating permits are generally required by federal and state environmental agencies for the operation of the Company's ITD Units. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits.

LITIGATION


         The Company was named as a defendant in 1993 by Goldfield Engineering and Machine Works ("Goldfield"), styled as Huron, Inc dba Goldfield Engineering & Machine vs Don Cox, et.al. Cause No. 930400525 in the fourth District Court of Utah County, Utah. The litigation originally involved claims by Goldfield that the Company owed additional compensation of approximately $150,000 for ITD Units constructed which the Company believes did not meet required performance criteria. The Company filed a counterclaim for $200,000 to obtain damages from Goldfield. The Company has been advised that Goldfield filed a petition seeking Chapter 11 Bankruptcy protection in 1994. A Notice of Automatic Stay was filed in August, 1994, based on the Chapter 11 Petition in In Re Huron , et al filed in the US Bankruptcy Court for the Central Division of Utah, Case No. 94A-20001. In January, 1995, a Plan of Reorganization was confirmed by the Bankruptcy Court whereby the Company received nothing and no adversary pleadings were filed against the Company by Goldfield. The Company believes, after consultation with counsel, that the risk of material financial exposure to the Company is remote.


EMPLOYEES


         The Company has twelve full-time employees, six of whom are in management positions, including corporate and administrative operations and six of whom are involved in field operations. None of the Company's employees are represented by a union and the Company considers its employee relations to be good.

FACILITIES


         The Company's principal executive offices are located in leased facilities in Houston, Texas, consisting of a total of approximately 1,850 square feet. The current monthly rental for these executive offices is $1,178 . The lease for the executive offices will expire in December, 1997. The Company believes that its offices are adequate for its present needs and that suitable space will be available to accommodate its future needs.



RECENT DEVELOPMENTS




         In December, 1996, a subsidiary of Parker lent the Company $3,000,000 under the terms of a Credit Agreement (the "Credit Agreement"). The Credit Agreement provides that the Loan, which will mature on December 31, 2000, will bear interest at the rate of 6.3% per annum. The Company shall repay this loan, in arrears, commencing February 28, 1997 out of 40% of the Company's cash received from OnSite during each preceding month, if any, applying any payment, first to interest and thereafter to pay principal. Any remaining outstanding balance on the loan plus any outstanding accrued interest shall be due and payable on December 31, 2000. The Company will use the loan proceeds to fund the Company's contribution to OnSite, approximately $2,000,000, in connection with the fabrication of four ITD Units which OnSite will own, manage and operate, and the balance of the loan proceeds will be used for working capital purposes by the Company. In connection with the Credit Agreement, the Company entered into a Warrant Agreement with Parker pursuant to which it issued to Parker 250,000 warrants to purchase shares of its Common Stock at an exercise price of $2.50 per share, expiring on December 31, 1998. The Warrant Agreement contains provisions for the issuance of additional warrants if the loan is outstanding beyond certain dates. If the loan is not paid in full by June 30, 1997, then the Company will issue to Parker warrants to purchase 50,000 shares of its Common Stock at an exercise price of $2.50 per share. Further, if the loan is not paid in full by December 31, 1997 then the Company will issue to Parker warrants to purchase an additional 50,000 shares of its Common Stock at an exercise price of $2.50 per share. All the warrants expire on December 31, 1998. The Warrant Agreement contains certain registration rights for the shares issuable upon exercise of the warrants by Parker.




                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names and positions of each of the executive officers and directors of the Company.


NAME                          POSITION                                    AGE
----                          --------                                    ---
James S. Percell              Chairman of the Board                        54
                              of Directors, President,
                              Chief Executive Officer,
                              Chief Operating Officer

Robin M. Pate                 Director                                     70


Michael M. Dunson             Chief Financial Officer,                     49
                              Director, Secretary, Treasurer

Bryan Sharp                   Director                                     52

         Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between or among any of the directors and executive officers of the Company.

         JAMES S. PERCELL. Mr. Percell serves as Chairman, President and CEO of the Company and also serves as President of the Company's subsidiary, NFE. Mr. Percell became a director of the Company and President, Chief Executive Officer and a director of NFE in November, 1995. Mr. Percell became President and CEO of the Company in January, 1996. Mr. Percell also serves as President of Percell & Associates, a project developer of facilities in the hydrocarbon industry. From 1985-1993, Mr. Percell served as Vice-President of Belmont Constructors, Inc., a heavy industrial contractor with annual sales of $263 million in 1992 up from $2 million in 1984. From 1982-1984, he served as President of Capital Services Unlimited, an international supply company for refining, petrochemical and oil field compressor stations, modular refineries and modular oilfield components. From 1977-1980, Mr. Percell served as President of Percell & Lowder, Inc., an oilfield fabricator of onshore and offshore facilities, and from 1960-1977, he served as project manager for various onshore and offshore projects. He received his education at Amarillo College in Amarillo, Texas.

         ROBIN M. PATE. Mr. Pate has been a director of the Company since November, 1995. Mr. Pate recently retired from the position of Executive Vice-President of Enterprise Products Company. Mr. Pate joined Enterprise as Senior Vice-President of operations in 1980. Before joining Enterprise, Mr. Pate served as President of American Borate Company for three years, Vice-President of Tenneco Oil for 12 years, and Executive Vice-President of Houston Reinforced Plastics. Mr. Pate is a registered professional engineer and is a member of the Texas Professional Engineering Association, Texas Bar Association and American Bar Association, Gas Processors Association and the National Petroleum Refiners Association of America. He is on the Board of Directors of the Gas Processors Association and National Petroleum Refiners Association of America. Mr. Pate is an active member of St. Christopher's Episcopal Church as well as a member of the 100 Club and the Museum of Fine Arts. Mr. Pate has a degree in Chemical Engineering from the University of Texas in addition to a Doctor of Jurisprudence in Law from the University of Houston.

         BRYAN SHARP. Mr. Sharp has served as a director of the Company since November, 1995. Mr. Sharp currently serves as Principal-in-Charge and Director of Espey, Huston & Associates, Inc., an environmental consulting company, and from 1990-1993, he served as President of EH&A. As President, Mr. Sharp was responsible to the Board of Directors for the day-to-day operations and profitability at all EH&A operations. As Principal-in-Charge and Director, Mr. Sharp continues to be involved in all aspects of EH&A's environmental consulting practice. Prior to joining EH&A, Mr. Sharp worked as an assistant and consultant in projects for the Lower Colorado River Authority and Tracor, Inc., both concerned with ecological surveys preceding major industrial development (power plants and new town projects). Mr. Sharp has also worked for North Texas State University, the Department of the Interior, and the University of Texas.

         Mr. Sharp also has extensive teaching and research experience principally in the fields of genetics and environmental biology. He has taught courses in embryology, genetics, natural history, ecology and aquatic biology. His early research was concerned with genetics of alcohol addiction and of blood serum proteins in vertebrates. In 1968, he began ecological research in conjunction with the Bureau of Reclamation which was concerned with the effect of evaporation control upon the ecology of reservoirs. More recently, Mr. Sharp has conducted research concerning the influence of temperature in fish development and of fish ecology. Mr. Sharp has produced many publications and technical reports, including a nationally acclaimed study, "Effects of Evaporation Suppression on Reservoir Ecology" published by the Journal of American Water Works Association. Mr. Sharp has a B.S. degree in Education from North Texas State University, a M.S. degree in Biology from North Texas State University and studied for his Ph.D. in Zoology from the University of Texas at Austin.

         MICHAEL M. DUNSON. Mr. Dunson joined the Company in March, 1996, and serves as its Chief Financial Officer and as Secretary-Treasurer. Mr. Dunson became a director of the Company in July, 1996. In 1983, Mr. Dunson opened the Houston office of the New York-based investment banking firm of Copeland, Wickersham, Wiley & Co., Inc. Mr. Dunson was the managing partner in the Houston office and concentrated his efforts serving clients, both institutional and corporate, in the oil field services industry. From 1983 to 1992, Mr. Dunson owned Bay Industrial Sales, a stocking wholesale distributor of selected welding supplies to the refining, petrochemical and fabrication industries. In 1989, Mr. Dunson began his own investment banking/consulting firm based in Houston and continues to serve his original client base. Mr. Dunson has both Series 7 and 63 securities licenses. Mr. Dunson has both his M.B.A. in Finance and B.A. in Math from The University of Texas at Austin, Austin, Texas.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

         The Company's Articles of Incorporation (the "Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The Articles further provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

         The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

         The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Nevada law. The Articles include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                             EXECUTIVE COMPENSATION


         Mr. James Percell, became President and Chief Executive Officer of the Company in January, 1996. During the current fiscal year, Mr. Percell did not receive any compensation for the services he rendered to the Company. The Company presently intends to negotiate an employment contract with Mr. Percell which will provide for compensation to him. Mr. Percell's employment contract will not provide payment for any prior services to the Company performed by Mr. Percell. Mr. Kevin Baadsgaard served as President and Chief Executive Officer of the Company during 1995 until he resigned in October, 1995. In November, Mr. Burl Jacks became President and Chief Executive Officer of the Company. Mr. Jacks did not receive any compensation for the services he rendered to the Company during 1995. Mr. Jacks was not employed by the Company during 1993 or 1994. No executive officer of the Company received compensation which exceeded $100,000 during 1995.


                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION         COMPENSATION
                                       -------------------         ------------           LONG-TERM
                                                                                             ALL
                                                                                          RESTRICTED    STOCK       OTHER
                                                                                            STOCK      OPTIONS      COMPEN-
NAME AND PRINCIPAL POSITION               YEAR      SALARY(1)        BONUS       OTHER      AWARDS     (SHARES)     SATION
---------------------------               ----      ---------        -----       -----      ------     --------     ------
Kevin Baadsgaard
  Chief Executive Officer                 1995       $ 35,750         -0-         -0-         -0-          -0-        -0-
                                          1994       $ 36,914(2)      -0-         -0-         -0-          -0-        -0-
                                          1993       $ 35,586         -0-         -0-         -0-          -0-        -0-


(1) Of this amount, $9,250, $9,942 and $9,942 was earned and accrued during 1995, 1994, and 1993, respectively. In April, 1996, the Company issued 20,810 shares at $1.40 per share as payment for this earned and accrued employment compensation.

(2) As additional employee compensation, Mr. Baadsgaard received 239,000 restricted shares of Common Stock of the Company in September, 1994. The estimated fair market value of the Common Stock was $0.38 per share.


DIRECTOR COMPENSATION

         The Company does not currently pay any cash director's fees, but it pays the expenses, if any, of its directors in attending board meetings. In November, 1995, the Company issued to each of Messrs. Percell, Pate and Sharp 800,000 options to purchase shares of Common Stock of the

Company at $0.60 per share. The options are fully vested and may be exercised at any time until the termination of the option which is as of November 2, 2005.

EMPLOYEE STOCK OPTION PLAN

         While the Company has been successful in attracting and retaining qualified personnel, the Company believes that its future success will depend in part on its continued ability to attract and retain highly qualified personnel. The Company pays wages and salaries which it believes are competitive. The Company also believes that equity ownership is an important factor in its ability to attract and retain skilled personnel, and the Board of Directors of the Company is presently evaluating the adoption of an employee stock option program. While no decision has been made as to the type of stock option program which may be adopted, it is the intention of the Board of Directors that a stock option program will be established.

         The purpose of the stock option program will be to further the interest of the Company, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key employees and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The current Board of Directors of the Company has adopted a policy that Company affairs will be conducted in all respects by standards applicable to publicly-held corporations and that the Company will not enter into any transactions and/or loans between the Company and its officers, directors and 5% stockholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of shares of Common Stock by (i) each person who owns beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Each stockholder has sole voting and investment power with respect to the shares shown.


                                                        NUMBER OF               PERCENT
NAME                                                   SHARES OWNED             OF CLASS
----                                                   ------------             --------
James S. Percell                                        992,861(1)               12.8%
2600 South Loop West, #445
Houston, Texas 77054

Robin M. Pate                                           869,722(1)               11.2%
9723 Truscan
Houston, Texas 77080

Bryan Sharp                                             800,000(1)               10.3%
3200 Wilcrest, #200
Houston, Texas 77042

Michael M. Dunson                                          ----                   ----
2600 South Loop West, #445
Houston, Texas 77054

Burl Jacks                                              500,000(1)(2)             6.7%
8202 Devlin Pt.
San Antonio, Texas 78240

Kelly Trimble                                           559,467                   8.0%
175 South Main, #1430
Salt Lake City, Utah 84111

All officers and directors
as a Group (4 persons)                                  2,662,583                27.8%


---------------

(1) On November 3, 1995, the Company issued to each of Messrs. Percell, Pate and Sharp 800,000 options to purchase shares of Common Stock of the Company at $0.60 per share. In addition, the Company issued Mr. Jacks 500,000 options to purchase shares of Common Stock of the Company at $0.60 per share. All of the options are fully vested and may be exercised at any time until November 2, 2005 and, therefore, are deemed outstanding. Mr. Jacks has exercised 40,000 options.






(2)      Mr. Jacks is a former director of the Company.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may, from time to time, sell all or a portion of the Stockholder Shares in transactions ( which may include block transactions) in the over-the-counter market on any national or regional securities exchange in which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. Resales by the purchasers of such shares may be made in the same manner.

         The Selling Stockholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from both the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the resale of the Common Stock, the Company would be required to amend the Registration Statement of which this Prospectus is a part and file a Prospectus Supplement to describe the agreements between the Selling Stockholder and such broker-dealer relating to the distribution.

         The Selling Stockholders and any broker-dealers participating in the distribution of the Common Stock covered by this Prospectus may be deemed to be "underwriters" (within the meaning of Section 2(11) of the Act). Any commissions received by them, as well as any proceeds from any sales as a principal by them, may be deemed to be underwriting discounts and commissions under the Act.

         The Company will pay certain costs and expenses incurred in connection with the registration of the Stockholder Shares under the Act. The Company will not, however, pay any commissions or any other fees in connection with the resale of the Common Stock.

         There is no assurance that the Selling Stockholders will sell any or all of the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock offered by each Selling Stockholder (including all shares to be issued upon the conversion of the Debentures), the number of shares of Common Stock to be owned by each Selling Stockholder if all shares were to be sold in the offering and the percentage of the Company's outstanding Common Stock that will be owned by each Selling Stockholder if all shares are sold in the offering. The shares of Common Stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all or a portion of the shares for resale from time to time.

                                                                                                              PERCENTAGE
                                                                                           SHARES             OWNED AFTER
                                                      SHARES             SHARES            OWNED AFTER        OFFERING
                                                      OWNED              OFFERED           OFFERING IF        IF
SELLING                                               BEFORE             FOR               ALL SHARES         ALL SHARES
STOCKHOLDER(1)                                        OFFERING           SALE              SOLD*              SOLD*
--------------                                        --------           ----              -----              -----
James S. Percell (2)                                  992,861            34,801            958,000            12.4%

Robin M. Pate (3)                                     869,722            69,722            800,000            10.3%

Washach Textile                                        18,930            17,430              1,500             0.1%
  and Supply,
 a Trust

Kelly Trimble (4)                                     559,467           390,917            168,550             2.5%

Frank J. Gillen                                       122,177            20,917            101,260             1.5%

Allen Trevino (5)                                     177,685            17,430            160,255             2.3%

Rodney and Shauna                                     287,152            87,152            200,000             2.9%
  Badger JT-ROS

Lee W. Jackson                                        297,152            87,152            210,000             3.0%

Banyan Investment                                      56,502            52,292              4,210              .1%
  Company

Robert D. Axelrod (6)                                  17,430            17,430                  0             0.0%

Robin Allen Pate (7)                                  435,763           435,763                  0             0.0%

James Seamens                                         174,305           174,305                  0             0.0%

L. E. Gunnels                                          87,152            87,152                  0             0.0%

Jerry Lyn McKinney                                     34,861            34,861                  0             0.0%

KGB Family Ltd.                                        17,430            17,430                  0             0.0%
  Partnership (8)

Keith Biesinger (9)                                    34,861            34,861                  0             0.0%

Richard S. Cook                                        17,430            17,430                  0             0.0%

James F. Jez                                           19,173            19,173                  0             0.0%

The Diane Davis                                        87,152            87,152                  0             0.0%
  1992 Revocable
  Trust

R. Bruce Jones                                         87,152            87,152                  0             0.0%
  DDS PC Profit
  Sharing Trust

Patrick Berna                                          26,146            26,146                  0             0.0%

Rodney K. Rayburn                                      52,292            52,292                  0             0.0%

Mike Shelton                                          313,750           313,750                  0             0.0%

Robert C. Ryan                                         34,861            34,861                  0             0.0%

Roberds-Johnson (10)                                   87,152            87,152                  0             0.0%
  Industries

(*) Assumes no sales are effected by the Selling Stockholders during the offering period other than pursuant hereto.

(1) Except as set forth below, no Selling Stockholder has held any position or office, or has had any material relationship with the Company or any of its affiliates within the past three years.

(2) James S. Percell is a principal stockholder of the Company, Director and Chief Executive Officer of the Company.

(3)      Robin M. Pate is a member of the Board of Directors of the Company.

(4)      Kelly Trimble is a principal stockholder of the Company.

(5)      Allen Trevino is a former director of the Company.

(6) Robert D. Axelrod is presently the Company's legal counsel for certain legal matters.

(7) Robin Allen Pate is the son of Robin M. Pate, a member of the Board of Directors of the Company.

(8) Kathy Carter, President of the Company's Transfer Agent is a beneficiary of KGB Family Ltd. Partnership.

(9)      Keith Biesinger was formerly the Company's legal advisor.

(10) Roberds-Johnson Industries fabricates ITD Units for the Company,on a successful bid basis.

                           DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of preferred stock $0.001 par value ("Preferred Stock"). As of the date of this Prospectus, the Company has outstanding 6,939,620 shares of Common Stock and there are no shares of Preferred Stock outstanding.


         The following summary description of the securities of the Company is qualified in its entirety by reference to the Articles of Incorporation ("Articles") of the Company, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See, Additional Information.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Articles, including provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

PREFERRED STOCK

         The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001, of which 500,000 shares have been designated as Series A Convertible Preferred Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. The Articles provide that the Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the authorized but unissued shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or a group to attain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

         Series A Convertible Preferred Stock. If issued, the Series A Convertible Preferred Stock will be entitled to (i) a preference of $2.50 per Share upon liquidation, (ii) one vote per Share on all matters to be considered by the Shareholders, and (iii) equal participation with the Common Stock in any dividends declared by the Company. The Series A Convertible Preferred Stock is convertible at the option of the holder into shares of the Company's Common Stock on a one-for-one basis.

TRANSFER AGENT AND REGISTRAR


         The transfer agent and registrar for the Common Stock is Colonial Stock Transfer Company. Its address is 455 East 400 South, Suite 100, Salt Lake City, Utah 84111; (801) 355-5740.

                        SHARES ELIGIBLE FOR FUTURE SALE


         There is currently only a limited market for Common Stock of the Company. Possible or actual sales of a substantial number of shares of Common Stock by the Selling Stockholders in this Offering could have a negative impact on the market price of the Common Stock of the Company. Further, the Company does not anticipate engaging an Underwriter to assist in a distribution of shares of Common Stock on behalf of the Selling Stockholders. Accordingly, there is no assurance that the Selling Stockholders will be able to sell the shares of Common Stock for any particular price.



         In addition, of the 6,939,620 shares of the Company's Common Stock outstanding as of the date of this Prospectus, approximately 3,860,474 shares are restricted securities as that term is defined in Rule 144 adopted under the Act ("Restricted Securities"). Rule 144 governs resales of Restricted Securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for two years from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. The Company believes that approximately 845,300 shares of Common Stock have been held for more than three years, and therefore may be sold by non-affiliates without limitation.


         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 LEGAL MATTERS


         Certain legal matters relating to the issuance and resale of shares hereby will be passed upon for the Company by Axelrod, Smith & Kirshbaum, an Association of Professional Corporations, Houston, Texas. Robert D. Axelrod owned $10,000 of Debentures and received 17,430 shares of Common Stock upon the mandatory conversion of the Debentures. In addition, Mr. Axelrod presently owns 6,000 shares of Common Stock of the Company.


                                    EXPERTS

         The Consolidated Balance Sheet of the Company as of December 31, 1995 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flow for the year then ended have been audited by Ham, Langston & Brezina, L.L.P., independent auditors, as set forth in their report, incorporated by reference herein, in reliance upon such report and the authority of Ham, Langston & Brezina L.L.P. as experts in accounting and auditing. The Consolidated Statements of Operations, Stockholders' Equity and Cash Flow for the year ended December 31, 1994 have been audited by Randy Simpson, C.P.A., P.C., independent auditor, as set forth in the report, incorporated by reference herein, in reliance upon such report and the authority of Randy Simpson, C.P.A., P.C., an expert in accounting and auditing.


CHANGES IN COMPANY'S CERTIFYING ACCOUNTANT



         Randy Simpson CPA, PC, certified public accountants of Sandy, Utah, audited the financial statements of the Company for the year ended December 31, 1994. Randy Simpson CPA, PC was dismissed as of February, 1996 at which time Ham, Langston & Brezina, L.L.P., certified public accountants of Houston, Texas were engaged as the Company's accountants. There were no disagreements between the Company and Randy Simpson CPA, PC, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their report.



         The report of Randy Simpson CPA, PC for the year ended December 31, 1994 did not contain any adverse opinion or disclaimer of opinion, excepting a "going concern" qualification, and was not qualified or modified as to uncertainty, audit scope or accounting principles.



         The decision to change principal accountants who approved by the Board of Directors based upon the recommendation by the Company's President, James S. Percell, because the offices of Ham, Langston & Brezina L.L.P. were located near the new principal executive offices of the Company.



         Also, during the Company's two most recent fiscal years, and since then, Randy Simpson CPA, PC has not advised the Company that any of the following exist or are applicable:



         (1) That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to their attention that has lead them to no longer be able to rely on management's representations, or that has made them unwilling to be associated with the financial statements prepared by management;



         (2) That the Company needs to expand significantly the scope of its audit, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause him to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or

         (3)That they have advised the Company that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.



         The Company has provided Randy Simpson CPA, PC with a copy of the disclosure provided herein. Randy Simpson, CPA, PC has advised the Company that it agrees with the disclosures made herein and the Company has been provided with a letter to the Commission by Randy Simpson, CPA, PC confirming such agreement.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY


                            --------------------


                       CONSOLIDATED FINANCIAL STATEMENTS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                  [HAM, LANGSTON & BREZINA L.L.P. LETTERHEAD]



                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Environmental Safeguards, Inc.


We have audited the accompanying consolidated balance sheet of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of and for the year ended December 31, 1994, before restatement, were audited by another auditor whose report dated March 11, 1995, expressed an unqualified opinion on those statements.

We also audited the adjustments described in Note 2 that were applied to restate the 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Environmental Safeguards, Inc.
Page 2








Houston, Texas
March 24, 1996, except for Notes 6, 13 and 14, as to which the date is January 7, 1997

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
Salt Lake City, Utah


We have audited the consolidated balance sheets of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The consolidated financial statements of Environmental Safeguards, Inc. and Subsidiary for the year ended December 31, 1992 were examined by David T. Thomson P.C. and he expressed an unqualified opinion on them in his report dated August 5, 1993, but he has not performed any audit procedures since that date.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Environmental Safeguards, Inc. and Subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

March 11, 1995
Salt Lake City, Utah

/s/ RANDY SIMPSON CPA PC

Randy Simpson CPA PC

                ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                              DECEMBER 31, 1995

                                 ----------

     ASSETS
     ------
Current assets - cash and cash equivalents                $  194,388
                                                          ----------

    Total current assets                                     194,388

Property and equipment, net                                   18,240

Investment in joint venture                                  105,462
                                                          ----------

      Total assets                                        $  318,090
                                                          ==========


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Notes payable and current maturities of
    long-term debt                                        $  233,517
  Accounts payable                                           215,116
  Accounts payable to joint venture                            9,362
  Accrued liabilities                                        165,937
                                                          ----------

    Total current liabilities                                623,932
                                                          ----------

Commitments and contingencies (Notes 1, 4, 6,
  11, 13, 14 and 15)

Stockholders' deficit:
  Common stock; $.001 par value, 50,000,000 shares
    authorized; 5,551,450 shares issued and
    outstanding at December 31, 1995, giving
    retroactive effect to ten for one stock split
    on January 24, 1996                                        5,551
  Unissued common stock                                       50,000
  Additional paid-in capital                               2,448,744
  Accumulated deficit                                     (2,810,137)
                                                          ----------

    Total stockholders' deficit                             (305,842)
                                                          ----------

      Total liabilities and stockholders' deficit         $  318,090
                                                          ==========





                     The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 ----------

                                                                      1994
                                                                  (AS RESTATED
                                             1995                  SEE NOTE 2)
                                          -----------             ------------
Income:
  Service revenue                         $    53,345             $   731,311
  Income from investment in
    joint venture                              63,052                    -
                                          -----------             -----------

    Total income                              116,397                 731,311

Costs and expenses:
  Operational and general                     522,833                 867,447
  Depreciation and amortization                58,563                  87,403
  Stock bonus to key employees                   -                    414,200
  Interest expense                             13,397                  25,867
  Research and development                       -                      8,536
  Provision for reduction in
    carrying value of certain
    assets                                    737,217                   5,831
                                          -----------             -----------

    Total costs and expenses                1,332,010               1,409,284
                                          -----------             -----------

Net loss                                  $(1,215,613)            $  (677,973)
                                          ===========             ===========

Weighted average shares
  outstanding, giving retro-
  active effect to ten for
  one stock split on
  January 24, 1996                          4,709,520               3,203,520
                                          ===========             ===========

Net loss per common share                 $     (0.26)            $     (0.21)
                                          ===========             ===========



                   The accompanying notes are an integral
                     part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 ----------

                                                               PREFERRED  STOCK               COMMON  STOCK
                                                            -----------------------      -----------------------
                                                               SHARES        AMOUNT         SHARES        AMOUNT
                                                            -----------      ------      -----------      ------
Balance at January 1, 1994, as previously stated                296,170      $  296        2,818,074      $2,818

Prior period adjustment to properly record
  stock issued as compensation (See Note 2)                       -            -                -           -
                                                            -----------      ------      -----------      ------

Balance at January 1, 1994, as restated
  (See Note 2)                                                  296,170         296        2,818,074       2,818

Common stock issued in exchange for services at
  the estimated fair value of the services
  received                                                         -           -              59,429          59

Common stock issued in repayment of a loan from
  a director, based upon original loan proceeds
  (See Note 2)                                                     -           -              75,000          75

Common stock issued for cash at $3.00 per share                    -           -               9,500          10

Common stock issued as compensation to key em-
  ployees, at estimated fair value of $0.38 per
  share (See Note 2)                                               -           -           1,090,000       1,090

Net loss for the year ended December 31, 1994,
  as restated (See Note 2)                                         -           -                -           -
                                                            -----------      ------      -----------      ------

Balances at December 31, 1994, as restated
  (See Note 2)                                                  296,170         296        4,052,003       4,052

Common stock issued for cash at prices of $0.80
  to $1.00 per share                                               -           -             600,000         600

Common stock issued in exchange for services,
  at estimated fair value of $1.00 per share                       -           -              10,820          11

Preferred stock converted to common stock on
  a three for one basis                                        (296,170)       (296)         888,627         888

Common stock for which cash was received but
  shares were not issued at year end                               -           -                -           -

Net loss for the year ended December 31, 1995                      -           -                -           -
                                                            -----------      -----       -----------      ------

Balances at December 31, 1995                                      -         $ -           5,551,450      $5,551
                                                            ===========      ======      ===========      ======



                    The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                  ----------


                                                                                             RETAINED
                                                              UNISSUED     ADDITIONAL        EARNINGS
                                                               COMMON       PAID-IN        (ACCUMULATED
                                                               STOCK        CAPITAL          DEFICIT)          TOTAL
                                                              --------     ----------      ------------     -----------
Balance at January 1, 1994, as previously
  stated                                                      $   -        $  890,477      $  (438,939)     $  454,652

Prior period adjustment to properly record
  stock issued as compensation (See Note 2)                       -           477,612         (477,612)           -
                                                              --------     ----------      -----------      ----------

Balance at January 1, 1994, as restated
  (See Note 2)                                                    -         1,368,089         (916,551)        454,652

Common stock issued in exchange for services
  at the estimated fair value of the services
  received                                                        -            44,513             -             44,572

Common stock issued in repayment of a loan
  from a director, based upon original loan
  proceeds (See Note 2)                                           -            44,925             -             45,000

Common stock issued for cash at $3.00 per share                   -            28,490             -             28,500

Common stock issued as compensation to key em-
  ployees, at estimated fair value of $0.38 per
  share (See Note 2)                                              -           413,110             -            414,200

Net loss for the year ended December 31, 1994,
  as restated (See Note 2)                                        -              -            (677,973)       (677,973)
                                                              --------     ----------      -----------      ----------

Balances at December 31, 1994, as restated
  (See Note 2)                                                    -         1,899,127       (1,594,524)        308,951

Common stock issued for cash at prices of $0.80
  to $1.00 per share                                              -           539,400             -            540,000

Common stock issued in exchange for services,
  at estimated fair value of $1.00 per share                      -            10,809             -             10,820

Preferred stock converted to common stock on
  a three for one basis                                           -              (592)            -               -

Common stock for which cash was received but
  shares were not issued at year end                            50,000           -                -             50,000

Net loss for the year ended December 31, 1995                     -              -          (1,215,613)     (1,215,613)
                                                              --------     ----------      -----------      ----------
Balances at December 31, 1995                                 $ 50,000     $2,448,744      $(2,810,137)     $ (305,842)
                                                              ========     ==========      ===========      ==========




                    The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                  ----------

                                                                                                       1994
                                                                                                   (AS RESTATED
                                                                                  1995              SEE NOTE 2)
                                                                               -----------         -------------
Cash flows from operating activities:
  Net loss                                                                     $(1,215,613)        $ (677,973)
  Adjustment to reconcile net loss to net cash
    provided by (used in) operating activities:
    Common and preferred stock issued in
      exchange for services                                                         10,820            458,772
    Income from investment in joint venture                                        (63,052)              -
    Provision for reduction in carrying value
      of certain assets                                                            737,217              5,831
    Depreciation expense                                                            58,563             80,296
    Amortization expense                                                              -                 7,107
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable                                    41,329            276,885
      Increase (decrease) in accounts payable                                       (3,859)          (141,916)
      Increase in accrued liabilities                                               66,132             99,805
      Increase (decrease) in deferred revenue                                         -               (26,500)
                                                                               -----------         ----------
          Net cash provided by (used in) operating
            activities                                                            (368,463)            82,307
                                                                               -----------         ----------

Cash flows from investing activities:
  Capital expenditures                                                             (46,067)          (141,027)
  Investment in joint venture                                                      (33,048)              -
                                                                               -----------         ----------

          Net cash used in investing activities                                    (79,115)          (141,027)
                                                                               -----------         ----------

Cash flows from financing activities:
  Proceeds from notes payable                                                      180,004            127,091
  Repayment of notes payable                                                      (137,649)           (45,550)
  Proceeds from sale of common stock and unissued
    common stock                                                                   590,000             28,500
  Repayment of long-term debt                                                      (69,437)              -
                                                                               -----------         ----------

          Net cash provided by financing activities                                562,918            110,041
                                                                               -----------         ----------

Net increase in cash and cash equivalents                                          115,340             51,321

Cash and cash equivalents, beginning of year                                        79,048             27,727
                                                                               -----------         ----------

Cash and cash equivalents, end of year                                         $   194,388         $   79,048
                                                                               ===========         ==========

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                                               $     9,335         $   25,867
                                                                               ===========         ==========




                    The accompanying notes are an integral
                      part of these financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ----------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

      Environmental Safeguards, Inc. ("ESI") was incorporated under the laws of the state of Nevada on December 30, 1985 as Cape Cod Investment Company. The Company adopted its present name on May 17, 1993 concurrently with its reverse acquisition of National Fuel and Energy, Inc. ("NFE"), a Wyoming corporation. In these financial statements, the Company and its wholly owned subsidiary, NFE, are collectively referred to as the "Company".

      The Company is engaged in the business of developing, marketing and providing environmental remediation technologies and services. To date, the primary service offered by the Company has been the remediation of soil contaminated by oil based drilling mud, fuel spills, leaking underground storage tanks and other sources of hydrocarbon contamination. The Company's primary customers have generally been multinational energy companies operating in the Western United States; however, the Company is making efforts to broaden the geographical scope of its operations.

      Following is a summary of the Company's significant accounting policies:

      PRINCIPLES OF CONSOLIDATION

      These consolidated financial statements include the accounts of ESI and its wholly-owned subsidiary, NFE. All significant intercompany transactions have been eliminated.

      CASH EQUIVALENTS

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. The cost and related accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the accounts and any gain or loss is currently recognized in the statement of operations. Maintenance, repairs and minor renewals necessary to maintain property and equipment in normal operating condition are expensed as incurred. Renewals and improvements that extend the useful life or increase the value of an asset are capitalized.



                                   Continued
                                      F-10

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      PROPERTY AND EQUIPMENT, CONTINUED

      The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of expected future cash flows from the use of the asset is less than the net book value of the asset.

      INVESTMENT IN JOINT VENTURE

      The Company's investment in a joint venture is accounted for using the equity method.

      INCOME TAX

      The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

      The Company files a consolidated corporation federal income tax return as a C corporation. ESI's S corporation status was terminated upon its merger with NFE (See Note 4). Prior to the merger, based on an election by the stockholders, ESI was taxed as a Subchapter S corporation as provided for in the Internal Revenue Code. As a Subchapter S corporation, income and deductions of ESI were passed through to and reported by ESI's individual stockholders and no provision for federal income taxes was recognized by ESI.

      EARNINGS PER COMMON SHARE

      The computation of primary earnings per common and common equivalent share is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options in periods where such exercise is dilutive. The inclusion of additional shares resulting from exercise of stock options, less the number of treasury shares assumed to be purchased using the average market price of the Company's common stock, would have been anti-dilutive in all years presented. Fully diluted earnings per common share are not disclosed because in all years presented the inclusion of additional shares assuming the conversion of Series A Convertible Preferred Stock would have been anti-dilutive.

                                   Continued
                                      F-11

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

      ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECLASSIFICATIONS

      Certain amounts presented in the financial statements as of December 31, 1994 have been reclassified to conform to the presentation used in 1995.


2.    PRIOR PERIOD ADJUSTMENT

      In April 1993, the Company entered into agreements (the "Operating Agreements") which established outside operators for the Company's soil reclamation units. The Operating Agreements were made effective retroactive to 1992 and, upon payment of an appointment fee of $125,000 to $200,000, provided each operator the authority to operate one of the Company's soil reclamation units for a period which extended from the effective date of the Operating Agreements to December 31, 2002. The Company encountered difficulties providing proven reclamation units to the operators and in September of 1993 entered into agreements which terminated the Operating Agreements in exchange for common stock.

      During the year ended December 31, 1994 the Company issued common and preferred stock to facilitate the cancellation of the Operating Agreements and to provide compensation for services performed by certain key employees. The issuance of such stock was not consistently accounted for but was generally recorded at par value in the Company's audited financial statements. Generally accepted accounting principles require that common or preferred stock issued as consideration for cancellation of agreements or as compensation, be recorded at the estimated fair value of the stock issued (or at the fair value of the consideration received or services provided if such value is more readily determinable). Management has determined that restricted common stock issued as compensation for services during the years ended December 31, 1994 had an estimated fair value of $0.38/share.




                                   Continued
                                      F-12

                ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

2.    PRIOR PERIOD ADJUSTMENT, CONTINUED

      The effect of correcting this error in application of generally accepted accounting principles on the Company's financial statement for the year ended December 31, 1994 is shown below. There was no resulting impact on assets, liabilities, working capital or total stockholders' equity (deficit) at December 31, 1994.

      Increase to beginning accumulated
        deficit                                                  $ (477,612)
      Increase in net loss                                         (413,110)
      Increase in common and preferred
        stock and additional paid-in
        capital                                                     890,722
                                                                 ----------

                                                                 $     -
                                                                 ==========

      Increase in net loss per common share
        giving retroactive effect to ten for
        one stock split on January 24, 1996                      $    (0.13)
                                                                 ==========


3.    NON-CASH INVESTING AND FINANCING ACTIVITIES

      During the years ended December 31, 1995 and 1994, the Company engaged in various non-cash investing and financing activities as follows:

                                                         1995            1994
                                                       --------        --------
      Increased investment in a joint
        venture by assuming accounts
        payable of the joint venture                   $  9,362

      Issued 75,000 shares of common
        stock to repay a $45,000 note
        payable to a director.  At
        issuance the stock was valued
        at $0.60 per share                                             $ 45,000





                                  Continued
                                     F-13

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

4.    CONCENTRATIONS OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of
      credit risk include cash and accounts receivable.   The Company maintains
      its cash in banks selected based upon management's assessment of the banks' financial stability. Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. Accounts receivable generally arise from sales of services to multinational energy companies operating in the United States. Collateral is generally not required for credit granted.


5.    PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 consists of the following:

        Equipment                                              $ 36,502
        Accumulated depreciation                                (18,262)
                                                               --------

                                                               $ 18,240
                                                               ========

      During 1995, management reviewed all equipment for impairment of value and made the decision to write down and sell for scrap existing units used in soil remediation. Management's decision was based upon the development of new units with greater capacity and efficiency which are being used in the Company's joint venture with Parker Drilling Company (See Note 6). The $737,217 provision for reduction in carrying value of certain assets in the accompanying consolidated statement of operations reflects the impact of management's decision on both property and equipment and certain other assets.


6.    INVESTMENT IN JOINT VENTURE

      Effective January 1, 1995, the Company entered into an exclusive marketing agreement with Parker Drilling Company ("PDC") under which PDC was appointed as the Company's sole marketing representative for the services of the Company's soil remediation system and proprietary processes for use in the reclamation of hydrocarbons from drill cuttings. The geographical scope of the agreement extended to the continental United States and Alaska and many countries which have significant energy-related industries.





                                   Continued
                                      F-14

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

6.    INVESTMENT IN JOINT VENTURE, CONTINUED


      Effective August 1, 1995, the Company and PDC entered into a joint venture agreement (the "Agreement") to provide services previously provided under the exclusive marketing agreement described in the previous paragraph. Accordingly, Onsite Technology, L.L.C. (the "Venture") was formed under the Oklahoma Limited Liability Company Act. Pursuant to the Agreement, as amended, the Company granted to the Venture certain exclusive licenses to use the technologies included in the remediation units and the proprietary processes for on location soil remediation in the United States and in certain foreign countries. PDC has agreed to actively market and promote the services of the Venture through specific actions described in the Agreement. Expenses associated with such promotional activities will be borne by PDC until July 31, 1996 but were insignificant during the year ended December 31, 1995. The Company intends to conduct substantially all of its future business operations, related to its indirect thermal desorption soil remediation system and proprietary process, through the Venture.


      Under the terms of the Agreement the Company and PDC each own a 50% interest in the assets, liabilities, capital and profits of the Venture. Each member initially made capital contributions of $1,000 to the Venture and may be required to make additional capital contributions, if funds are needed to enable the Venture to conduct its business. The Venture will continue to operate until January 1, 2025, unless such date is changed as provided for in the Agreement.

      Following is summarized financial information of the Venture as of December 31, 1995 and for the period from inception, August 1, 1995, to December 31, 1995:

      BALANCE SHEET

           ASSETS
           ------

      Cash                                               $ 16,190
      Accounts receivable                                 259,200
      Accounts receivable from Venturers                   14,548
          Other current assets                                500
                                                         --------

        Total current assets                              290,438

      Property and equipment, net                         692,783
                                                         --------

          Total assets                                   $983,221
                                                         ========


                                  Continued
                                     F-15

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

6.    INVESTMENT IN JOINT VENTURE, CONTINUED

             LIABILITIES AND VENTURERS' CAPITAL
             ----------------------------------

             Accounts payable                                    $ 64,573
             Accounts payable to a related party                  707,724
                                                                 --------

               Total current liabilities                          772,297

             Venturers' capital                                   210,924
                                                                 --------

                 Total liabilities and venturers'
                   capital                                       $983,221
                                                                 ========

             STATEMENT OF OPERATIONS
             -----------------------

             Revenue                                             $272,700

             Operating expenses                                  (131,655)

             Depreciation                                         (14,941)
                                                                 --------

               Net income                                        $126,104
                                                                 ========


      The accounts payable to a related party represents amounts due to a subsidiary of PDC that constructed the Venture's first soil reclamation unit. Subsequent to year end, the Company was required to make capital contributions totaling $355,570 to pay its share of the first soil reclamation unit's cost.



      In July 1996 the Venture took delivery of an additional new soil reclamation unit at an approximate manufactured cost of $950,000. To fund its share of the unit's cost and to provide working capital, in June 1996 the Company completed a private offering of 10% convertible debentures which resulted in gross proceeds to the Company (before issuance costs of $54,749) of $1,110,000. (See Note 13) In September 1996 the Venture awarded contracts for four additional units at a total cost of approximately $4,000,000. Accordingly, the Company will be required to make capital contributions to the Venture of approximately $2,000,000, representing its share of the purchase obligation. To fund this obligation, in December 1996, the Company entered into a $3,000,000 credit agreement with a subsidiary of PDC. (See Note 13) The Company must bear its share of liabilities entered into by the Venture and is subject to any liabilities that result from the operations of the Venture. Failure to meet such liabilities would have a significant negative impact on the operations of the Company.


                                  Continued
                                     F-16

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

6.    INVESTMENT IN JOINT VENTURE, CONTINUED


      In November 1996, the Venture entered into a joint venture, OnSite Colombia, L.L.C., ("OnSite Colombia") with a group of South American investors. OnSite Colombia was established to provide hydrocarbon contaminated soil reclamation services to a major international oil and gas company operating in Colombia. The Venture owns a 50% interest in the assets, liabilities, capital and profits of OnSite Colombia and, accordingly, the Company ultimately participates on a 25% basis in the operations of OnSite Colombia. In December 1996, the Venture sold its newest and most technologically advanced soil reclamation unit to OnSite Colombia for $950,000 in a transaction that resulted in no gain or loss to the Venture. In order to improve cash flow, OnSite Colombia is currently negotiating a sales leaseback transaction for the unit.



7.    NOTES PAYABLE AND LONG-TERM DEBT

      Notes payable and long-term debt at December 31, 1995 consists of the following:

      Note payable to a director/stockholder of
        the Company, with a stated interest rate
        of 9% per year and originally due on
        demand.  This note was uncollateralized
        and subsequent to December 31, 1995, was
        repaid through the issuance of common
        stock (See Note 13).                                $ 50,004

      Note payable to a former owner of a distri-
        butorship bearing interest at 9% per year
        with principal and interest payable in
        monthly installments of $6,353 through
        April, 1996.  This note is collateralized
        by certain equipment.                                 26,013

      Note payable to a director/stockholder,
        with a stated interest rate of 9% per year
        and originally payable based upon a per-
        centage of equity capital raised
        subsequent to August 1994.  This note
        was uncollateralized and subsequent to
        December 31, 1995 was repaid through the
        issuance of common stock (See Note 13).               62,500





                                   Continued
                                      F-17

                ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

7.    NOTES PAYABLE AND LONG-TERM DEBT, CONTINUED

      Notes payable to director/stockholders
        bearing interest at 8.75% per year and
        due in January 1996.  These notes are
        uncollateralized and were fully repaid
        subsequent to year end.                             95,000
                                                          --------

          Total notes payable and long-term debt          $233,517
                                                          ========

      The weighted average interest rate on short term notes payable was 9% at December 31, 1995. No interest expense was accrued or paid on the $50,004 and $62,500 notes shown above. These notes were repaid through issuance of common stock subsequent to year end (See Note 13) and represented debt to related parties who elected to waive payment of accrued interest which would have otherwise totaled approximately $10,000 at December 31, 1995.


8.    ACCRUED LIABILITIES

      Accrued liabilities at December 31, 1995 consist of the following:

             Accrued salaries and wages                   $163,875
             Accrued interest expense                        2,062
                                                          --------

                                                          $165,937
                                                          ========

      The accrued salaries and wages balances resulted from claims that arose for wages during the period from January 1, 1993 to December 31, 1995. This liability was settled through issuance of common stock subsequent to year-end (See Note 13).


9.    INCOME TAX

      The composition of deferred tax assets and the related tax effects at December 31, 1995 are as follows:

        Benefit from carryforward of net
          operating losses                               $793,276

        Less valuation allowance                         (793,276)
                                                         --------

          Net deferred tax asset                         $   -
                                                         ========

      The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                                   Continued
                                      F-18

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

9.    INCOME TAX, CONTINUED

                                            1995                  1994
                                    --------------------  ---------------------
                                              PERCENTAGE             PERCENTAGE
                                              OF PRE-TAX             OF PRE-TAX
                                     AMOUNT      LOSS      AMOUNT       LOSS
                                    --------  ----------  --------   ----------
      Benefit for income tax at
        federal statutory rate      $413,308      34%     $230,510       34%
      Non deductible compensation
        expense                         -        -        (144,282)     (21%)
      Increase in valuation
        allowance                   (413,308)    (34%)    ( 86,228)     (13%)
                                    --------    -----     --------     -----

          Total                     $   -         -       $   -          -
                                    ========   ======     ========     =====


      At December 31, 1995, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $2,300,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2001 and 2010. The benefit from utilization of net operating loss carryforwards could be subject to limitations if significant ownership changes occur in the Company.


10.   STOCKHOLDERS' EQUITY (DEFICIT)

      During the years ended December 31, 1995 and 1994, the Company and its stockholders made certain significant changes to the Company's equity accounts and capital structure as follows:

      SERIES A CONVERTIBLE PREFERRED STOCK


      The Company has authorized 500,000 shares of serial preferred stock and during the year ended December 31, 1993 the Company issued 296,170 shares of Series A Convertible Preferred stock. The 296,170 shares of preferred stock, which were issued during 1993, included 147,400 shares issued for cash of $2.50 per share, 100,000 shares issued to cancel certain unsuccessful operating agreements and 48,770 shares issued in payment of certain expenses and stockholder loans. All preferred stock issued in 1993 was valued at $2.50 per share. The cancellation of the operating agreement, described above, also included the issuance of 150,000 shares of common stock valued at $1.50 per share.



      Series A Preferred Stock is noncumulative, has voting rights of one vote per share, and is convertible to common stock on a share for share basis. All outstanding shares of Series A preferred stock originally contained a provision by which they were automatically converted to common stock on December 31, 1995. However, on June 26, 1995, when the Company's common stock had a value of approximately $1.00 per share, the Company's board of directors adopted a three for one conversion of all outstanding preferred stock to common stock.


                                   Continued
                                      F-19

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

10.   STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED

      COMMON STOCK

      In June 1995, the Company effected a one for ten reverse stock split because management believed that such a split would improve the market price of the Company's common stock.

      UNISSUED COMMON STOCK

      During 1995 the Company received $50,000 in cash for issuance of stock at $0.80 per share; however, at December 31, 1995 the stock had not yet been issued. Accordingly, the cash received has been presented as unissued common stock in the accompanying balance sheet.

      STOCK WARRANTS

      In November 1993 the Company granted warrants to purchase a total of 563,542 shares of its common stock at an exercise price of $5.00 per share. Certain of the warrants include the right to require registration of the shares acquired upon exercise of the warrants at any time after May 31, 1995. The warrants expire in November 1998 and at December 31, 1995 no warrants had been exercised.

      In connection with certain short term loans from an individual, the Company issued warrants to purchase 370,000 shares of the Company's common stock at a price of approximately $0.50 per share.

      In November 1995, the Company granted a total of 2,900,000 stock options to certain officers/directors and a former officer of the Company at an option price of $0.60 per share.

      After giving effect to the one for ten reverse stock split in June 1995 and the retroactive effect of the ten for one stock split in January 1996, following is a summary of outstanding stock warrants and options at December 31, 1995:

             Number of Shares         Expiration Date          Exercise Price
             ----------------         ---------------          --------------
                  563,542             November 1998                    $5.00
                  370,000             September 1996            Apprx. $0.50
                2,900,000             November 2005                    $0.60





                                   Continued
                                      F-20

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

11.   MAJOR CUSTOMERS

      During the year ended December 31, 1995, all of the Company's revenue came from two customers, each of which accounted for more than 10% of the Company's revenue. One such customer contracted for services directly with the Company and the other contracted for services through the Venture. During the year ended December 31, 1994 substantially all of the Company's revenue was generated from five customers and each customer accounted for more than 10% of service revenue.


12.   RELATED PARTY TRANSACTIONS

      During the year ended December 31, 1995, many of the Company's officers and directors (who are also principal stockholders in the Company) were actually employed by and compensated through payments to a company which they control. Total compensation paid or accrued to this affiliate was $170,638, $159,260 and $120,104 during the years ended December 31, 1995,
      1994 and 1993, respectively.


13.   SUBSEQUENT EVENTS

      In January 1996, the Company agreed to issue 138,690 shares of the Company's common stock in settlement of certain claims for compensation by eight former key employees and certain directors ("Employees") for services performed during the years ended December 31, 1995 and 1994. The Company also agreed to reimburse the Employees for certain expenses incurred by them on behalf of the Company during the time of their employment. The Employees agreed to release any claims they might have against the Company, including claims for past-due compensation. The settlement for past services and expenses totaling $163,875 has been accrued at December 31, 1995.

      In January 1996, the Company also agreed to exchange 35,717 and 44,640 shares of its common stock in satisfaction of two promissory notes in the amounts of $50,004 and $62,500, respectively. Under the terms of the agreements, the Company will deliver one-half of such common stock immediately upon closing the transactions and the remaining one-half on January 10, 1998.

      In January 1996, the Company effected a ten for one stock split in order to return the Company to the level of authorized and outstanding shares of common stock that existed before the reverse one for ten stock split in June 1995. The stock split was made because management believed that such a split would improve the marketability of the Company's common stock.

                                   Continued
                                      F-21

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

13.   SUBSEQUENT EVENTS, CONTINUED

      In June 1996, the Company completed an offering of convertible debentures (the "Debentures") which resulted in gross proceeds to the Company (before issuance cost of $54,749) of $1,110,000. The Debentures bear interest at 10% per year and are due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. The holders of the Debentures may convert them to shares of the Company's common stock at a conversion rate of $0.60 per share at any time prior to maturity. The Debentures allow for early redemption by the Company and are subject to mandatory conversion upon the occurrence of certain events. The conversion rate is subject to adjustment as described in the Debenture agreement.


      In December 1996, the Company entered into a credit agreement (the "Credit Agreement") with PDC under which PDC provided the Company with $3,000,000 of long-term debt. The proceeds from the debt will be used to fund the Company's approximate $2,000,000 share of the purchase obligation by the Venture (See Note 7) and to provide the Company with adequate working capital to meet current debt service and operating requirements.



      Debt obtained under the Credit Agreement bears interest at 6.30% per year and is due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. However, the Credit Agreement provides for a change in the Company's cash distribution percentage in the Venture from 50%-50% to 30%-70% until the loan is fully repaid. Such difference in the cash distribution percentage will be applied to reduce debt under the Credit Agreement.



      In connection with the Credit Agreement, the Company agreed to issue to PDC warrants to acquire 250,000 shares of the Company's common stock at $2.50 per share. The Credit Agreement encourages early repayment of the underlying debt and accordingly, if the note is not fully repaid by certain target dates the Company must issue to PDC warrants to acquire 50,000 additional shares of the Company's common stock at $2.50 per share on each target date. These target dates are June 30, 1997 and December 31, 1997. All warrants issued under the Credit Agreement expire on December 31, 1998.






                                   Continued
                                      F-22

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

14.   LIQUIDITY AND CAPITAL RESOURCES


      As shown in the accompanying consolidated balance sheets at December 31, 1995 and 1994, the Company has significant deficits in working capital and stockholders' equity and has experienced significant recurring losses from operations. These circumstances and significant purchase commitments made by the Venture in September 1996 have caused the Company
      severe liquidity problems.   Management has taken specific actions to
      address the liquidity issues as described below.


   o Negotiation of the Venture with PDC (See Note 7) that will comprise the Company's only business for the near future. Management believes that the Venture allows the Company to build needed equipment and creates increased demand for the Company's services. The commitment of the Company and PDC to the Venture, until outside sources of capital can be established, is an important component of the Company's long-term plans.

   o Settlement of existing debts through the issuance of common stock in order to preserve cash resources. Management was successful in settling approximately $275,500 of current liabilities through issuance of common stock subsequent to year end (See Note 13).

   o In June 1996 the Company completed an offering of 10% convertible debentures, which resulted in net proceeds to the Company of approximately $1,060,000 (See Note 13).


   0 In September 1996 the Company began offering for sale, pursuant to a private offering, a minimum of 200,000 and a maximum of 2,000,000 shares of common stock at a price of $2.50 per share. Through December 31, 1996, the Company has raised a total of approximately $800,000 which is being held in an escrow account until the offering is closed.



   o In December 1996 the Company negotiated a $3,000,000 credit agreement with PDC under which PDC provided the Company with $3,000,000 of long-term debt. (See Note 13)



      There can be no assurance that the Venture will be successful or that the Company will achieve profitability. The Company's long-term viability is dependent upon the Company obtaining adequate sources of debt or equity funding to meet commitments and in the Venture ultimately achieving profitability.



                                   Continued
                                      F-23

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                                  ----------

15.   LITIGATION

      The Company is involved as a defendant in certain litigation filed by an engineering company (the "Engineering Company") that constructed certain soil reclamation units for the Company. The litigation originally involved claims by the Engineering Company that the Company owed additional compensation of approximately $150,000 for units constructed which the Company believes did not meet required performance criteria. The Company filed a counter claim for $200,000 to obtain damages from the Engineering Company. The Company has been advised that in 1994, the Engineering Company filed a petition seeking Chapter 11 Bankruptcy Protection. A Notice of Automatic Stay was filed in August 1994. In January 1995, the Engineering Company filed a Plan of Reorganization with the Bankruptcy Court whereby the Company received nothing and no adversary pleadings were filed against the Company.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY



              CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS


                           FOR THE NINE MONTHS ENDED



                          SEPTEMBER 30, 1996 AND 1995


                                  (UNAUDITED)

                  [HAM, LANGSTON & BREZINA, LLP LETTERHEAD]




To the Board of Directors
Environmental Safeguards, Inc.


The accompanying consolidated condensed interim balance sheet of Environmental Safeguards, Inc. as of September 30, 1996 and 1995, and the related consolidated condensed interim statements of operations and accumulated deficit for the nine months then ended were not audited by us, and accordingly, we do not express an opinion on them.






January 6, 1997

Houston, Texas

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                 CONSOLIDATED CONDENSED INTERIM BALANCE SHEETS


                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



     ASSETS
     ------

Current assets:
  Cash and cash equivalents                        $  794,221
                                                   ----------

    Total current assets                              794,221

Property and equipment, net                            10,065

Investment in joint venture                           958,162

Debt issuance costs                                    51,707

Other assets, net                                         925
                                                   ----------

      Total assets                                 $1,815,080
                                                   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable, trade                          $   24,334
  Accounts payable to joint venture                    12,816
  Accrued interest expense on convertible
    debentures                                         27,750
                                                   ----------

    Total current liabilities                          64,900

Convertible debentures                              1,110,000

Deferred gain                                         176,277
                                                   ----------

      Total liabilities                             1,351,177
                                                   ----------

Commitments and contingencies

Stockholders' equity:
  Common stock; $.001 par value, 50,000,000
    shares authorized, 6,854,828 shares
    issued and outstanding                              6,855
  Additional paid-in capital                        3,763,589
  Accumulated deficit                              (3,306,541)
                                                   ----------

    Total stockholders' equity                        463,903
                                                   ----------

      Total liabilities and stockholders'
        equity                                     $1,815,080
                                                   ==========





              The accompanying selected notes are an integral part
                of these condensed interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                  CONSOLIDATED CONDENSED INTERIM STATEMENTS OF

                       OPERATIONS AND ACCUMULATED DEFICIT


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)



                                                   SEPTEMBER 30,   SEPTEMBER 30,
                                                       1996            1995
                                                   -------------   -------------
Income:
  Service revenue                                  $      -        $    53,345
  Interest income                                        7,014            -
  Other income                                           5,439            -
                                                   -----------     -----------

    Total income                                        12,453          53,345

Costs and expenses:
  Loss from investment in joint venture                 43,427            -
  Operational and general                              188,596         415,801
  Depreciation expenses                                  5,475          56,738
  Interest expense                                      33,719          10,700
  Stock compensation to a former contractor            312,500            -
  Provision for reduction in carrying value
    of certain assets                                     -            737,217
                                                   -----------     -----------

    Total costs and expenses                           583,717       1,220,456
                                                   -----------     -----------

Loss before extraordinary gain on elimination
  of debt                                             (571,264)     (1,167,111)

Extraordinary gain on elimination of debt, net          74,035            -
                                                   -----------     -----------

Net loss                                              (497,229)     (1,167,111)

Accumulated deficit at beginning of period          (2,809,312)     (1,594,524)
                                                   -----------     -----------

Accumulated deficit at end of period               $(3,306,541)    $(2,761,635)
                                                   ===========     ===========






              The accompanying selected notes are an integral part
                of these condensed interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

            CONSOLIDATED CONDENSED INTERIM STATEMENTS OF CASH FLOWS


             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)



                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1996          1995
                                                     ------------- -------------
Cash flows from operating activities:
  Net loss                                           $ (497,229)   $(1,167,111)
  Adjustment to reconcile net loss to net cash
    (used in) operating activities:
    Extraordinary gain on elimination of debt           (74,035)          -
    Common and preferred stock issued in exchange
      for services                                      318,775         10,820
    Loss from investment in joint venture                43,427           -
    Provision for reduction in carrying value
      of certain assets                                    -           737,217
    Amortization of deferred gain                        (1,508)          -
    Amortization of debt issuance costs                   3,042           -
    Depreciation expense                                  5,475         56,738
    Changes in operating assets and liabilities:
      Decrease in accounts receivable                      -            41,329
      Increase in deposits and other assets                (925)          -
      Decrease in accounts payable                      (71,253)       (41,553)
      Increase in accrued liabilities                    25,688         64,070
                                                     ----------    -----------

          Net cash used in operating activities        (248,543)      (298,490)
                                                     ----------    -----------

Cash flows from investing activities:
  Capital expenditures                                     -           (46,067)
  Investment in joint venture                          (690,888)        (4,766)
  Proceeds from sale of equipment                         4,526           -
                                                     ----------    -----------

          Net cash used in investing activities        (686,362)       (50,833)
                                                     ----------    -----------

Cash flows from financing activities:
  Proceeds from note payable                               -            75,000
  Repayment of notes payable                            (95,000)       (62,649)
  Proceeds from sale of convertible debentures        1,110,000           -
  Payment of debt issuance costs                        (54,749)          -
  Proceeds from sale of common stock                    600,500        300,000
  Repayment of long-term debt                           (26,013)       (30,299)
                                                     ----------    -----------

          Net cash provided by financing activities   1,534,738        282,052
                                                     ----------    -----------

Net increase (decrease) in cash and cash equivalents    599,833        (67,271)

Cash and cash equivalents, beginning of period          194,388         79,048
                                                     ----------    -----------

Cash and cash equivalents, end of period             $  794,221    $    11,777
                                                     ==========    ===========

Supplemental disclosure of cash flow information:

  Cash paid for interest expense                     $    4,989    $    14,035
                                                     ==========    ===========


                The accompanying selected notes are an integral
                  part of these interim financial statements.

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                    SELECTED NOTES TO CONSOLIDATED CONDENSED

                          INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.    ORGANIZATION:

      Environmental Safeguards, Inc. ("ESI") was incorporated under the laws of the state of Nevada on December 30, 1985 as Cape Cod Investment Company. The Company adopted its present name on May 17, 1993 concurrently with its reverse acquisition of National Fuel and Energy, Inc. ("NFE"), a Wyoming corporation. In these financial statements, the Company and its wholly owned subsidiary, NFE, are collectively referred to as the "Company".

      The Company is engaged in the business of developing, marketing and providing environmental recycling and remediation technologies and services. To date, the primary service offered by the Company has been the remediation of soil contaminated by oil based drilling mud, fuel spills, leaking underground storage tanks and other sources of hydrocarbon contamination. The Company's primary customers have generally been multinational energy companies operating in the Western United States; however, the Company is making efforts to broaden the geographical scope of its operations to include all of North America and Latin America.


2.    INTERIM FINANCIAL STATEMENTS:

      The unaudited consolidated condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of results of operations have been made to the interim financial statements. Results of operations for the nine-month periods ended September 30, 1996 and September 30, 1995 are not necessarily indicative of results of operations for the respective full years.

      A summary of the Company's significant accounting policies and other information necessary to understand these consolidated condensed interim financial statements is presented in the Company's audited financial statements for the years ended December 31, 1995 and 1994. Accordingly, the Company's audited financial statements should be read in connection with these financial statements.




                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY
                    SELECTED NOTES TO CONSOLIDATED CONDENSED
                    INTERIM FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)


3.    INVESTMENT IN JOINT VENTURE



      During 1995, the Company entered into an exclusive marketing agreement with Parker Drilling Company ("PDC") under which PDC was appointed as the Company's sole marketing representative for the services of the Company's soil remediation system and proprietary processes for use in the reclamation of hydrocarbons from drill cuttings. The geographical scope of the agreement extended to the continental United States and Alaska and many countries which have significant energy-related industries.



      Effective August 1, 1995, the Company and PDC entered into a joint venture agreement (the "Agreement") to provide services previously provided under the exclusive marketing agreement described in the previous paragraph. Accordingly, Onsite Technology, L.L.C. (the "Venture") was formed under the Oklahoma Limited Liability Company Act. Pursuant to the Agreement, as amended, the Company granted to the Venture certain exclusive licenses to use the technologies included in the remediation units and the proprietary processes for on location soil remediation in the United States and in certain foreign countries. PDC agreed to actively market and promote the services of the Venture through specific actions described in the Agreement. Certain expenses associated with such promotional activities were borne by PDC until July 31, 1996 and totaled $23,120 in the first nine months of 1996. The Company intends to conduct substantially all of its future business operations, related to its indirect thermal desorption soil remediation system and proprietary process, through the Venture.



      Under the terms of the Agreement the Company and PDC each own a 50% interest in the assets, liabilities, capital and profits of the Venture. (See Note 8 regarding a temporary change in the percentage.) Each member initially made capital contributions of $1,000 to the Venture and may be required to make additional capital contributions, if funds are needed to enable the Venture to conduct its business. The Venture will continue to operate until January 1, 2025, unless such date is changed as per the Agreement.



      The Venture did not have significant assets, liabilities or operating activity during the nine months ended September 30, 1995. Following is summarized financial information of the Venture as of and for the nine months ended September 30, 1996:






                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                    SELECTED NOTES TO CONSOLIDATED CONDENSED

                    INTERIM FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)


3.    INVESTMENT IN JOINT VENTURE, CONTINUED:



      BALANCE SHEET
      -------------

           ASSETS
           ------

      Cash                                                     $  192,662
      Accounts receivable                                          51,150
      Accounts receivable from Venturers                           12,816
                                                               ----------

        Total current assets                                      256,628

      Property and equipment, net                               1,849,692
                                                               ----------

          Total assets                                         $2,106,320
                                                               ==========


      LIABILITIES AND VENTURERS' CAPITAL
      ----------------------------------

      Accounts payable                                         $  189,996
                                                               ----------

        Total current liabilities                                 189,996

      Venturers' capital                                        1,916,324
                                                               ----------

          Total liabilities and venturers'
            capital                                            $2,106,320
                                                               ==========


      STATEMENT OF OPERATIONS
      -----------------------

      Revenue                                                  $  466,350

      Operating expenses                                         (431,945)

      Depreciation                                               (109,678)

      Provision for reduction in carrying value
        of certain assets                                         (11,581)
                                                               ----------

        Net loss                                               $  (86,854)
                                                               ==========






                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                    SELECTED NOTES TO CONSOLIDATED CONDENSED

                    INTERIM FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)


3.    INVESTMENT IN JOINT VENTURE, CONTINUED:



      The Company currently owns two complete soil reclamation units. However, one of the units was not available for service until subsequent to September 30, 1996. (See Note 8.) In September 1996 the Venture awarded contracts for four additional units at a total cost of approximately $4,000,000. Accordingly, the Company will be required to make capital contributions to the Venture of approximately $2,000,000, to fund its share of the purchase obligation. The Company must bear its share of liabilities entered into by the Venture and is subject to its share of any liabilities that result from the operations of the Venture. Failure to meet such liabilities would have a significant negative impact on the operations of the Company.



4.    CONVERTIBLE DEBENTURES:

      In June 1996, the Company completed an offering of convertible debentures (the "Debentures") which resulted in gross proceeds to the Company (before issuance cost of $54,749) of $1,110,000. The Debentures bear interest at 10% per year and are due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. The holders of the Debentures may convert them to shares of the Company's common stock at a conversion rate of $0.60 per share at any time prior to maturity. The Debentures allow for early redemption by the Company and are subject to mandatory conversion upon the occurrence of certain events. The conversion rate is subject to adjustment as described in the Debenture agreement.


5.    DEFERRED GAIN:

      In July 1996, the Company entered into an amendment to the Agreement (see
      Note 6 to the December 31, 1995 audited financial statements) under which the Company granted the Venture a non-royalty bearing, exclusive, world wide license (the "License") for manufacture and use of the Company's indirect thermal desorption soil remediation and hydrocarbon reclamation system. In exchange for the granting of the License, Parker Drilling Investment Company made a $177,785 capital contribution to the Venture on behalf of the Company and the Company recorded a $177,785 gain. Such gain has been deferred and will be recognized using the straight-line method over the twenty-nine year term of the License.

                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                    SELECTED NOTES TO CONSOLIDATED CONDENSED

                    INTERIM FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)

6.    EXTRAORDINARY GAIN ON ELIMINATION OF DEBT:

      During 1996 the Company negotiated with many of its vendors concerning old outstanding balances. These negotiations resulted in the vendors forgiving $74,035 of old balances. The gain on forgiveness of accounts payable is presented as an extraordinary gain in the accompanying statement of operations and accumulated deficit.


7.    COMMITMENTS:

      In September 1996, the Venture awarded contracts for four additional soil reclamation units at a total cost of approximately $4,000,000. Accordingly, the Company will be required to make capital contributions to the Venture of approximately $2,000,000, representing its share of the purchase obligation. (See Note 8.)



8.    SUBSEQUENT EVENTS:



      In November 1996, the Venture entered into a joint venture, OnSite Colombia, L.L.C., ("OnSite Colombia") with a group of South American investors. OnSite Colombia was established to provide hydrocarbon contaminated soil reclamation services to a major international oil and gas company operating in Colombia. The Venture owns a 50% interest in the assets, liabilities, capital and profits of OnSite Colombia and, accordingly, the Company ultimately participates on a 25% basis in the operations of OnSite Colombia. In December 1996, the Venture sold its newest and most technologically advanced soil reclamation unit to OnSite Colombia for $950,000 in a transaction that resulted in no gain or loss to the Venture. In order to improve cash flow, OnSite Colombia is currently negotiating a sales leaseback transaction for the unit.



      In December 1996, the Company entered into a credit agreement (the "Credit Agreement") with PDC under which PDC provided the Company with $3,000,000 of long-term debt. The proceeds from the debt will be used to fund the Company's approximate $2,000,000 share of the purchase obligation by the Venture (See Note 7) and to provide the Company with adequate working capital to meet current debt service and operating requirements.






                                   Continued

                 ENVIRONMENTAL SAFEGUARDS, INC. AND SUBSIDIARY

                    SELECTED NOTES TO CONSOLIDATED CONDENSED

                    INTERIM FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)


8.    SUBSEQUENT EVENTS, CONTINUED:



      Debt obtained under the Credit Agreement bears interest at 6.30% per year and is due in semi-annual payments of interest only through December 31, 2000, at which date the entire principal balance is due. However, the Credit Agreement provides for a change in the Company's cash distribution percentage in the Venture from 50%-50% to 30%-70% until the loan is fully repaid. Such difference in the cash distribution percentage will be applied to reduce debt under the Credit Agreement.



      In connection with the Credit Agreement, the Company agreed to issue to PDC warrants to acquire 250,000 shares of the Company's common stock at $2.50 per share. The Credit Agreement encourages early repayment of the underlying debt and accordingly, if the note is not fully repaid by certain target dates the Company must issue to PDC warrants to acquire 50,000 additional shares of the Company's common stock at $2.50 per share on each target date. These target dates are June 30, 1997 and December 31, 1997. All warrants issued under the Credit Agreement expire on December 31, 1998.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

         The Articles of Incorporation of the Company ("Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director.

         The Articles provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

         The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Nevada law. The Articles include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.


SEC Registration Fee                                       $2,454.43

Printing and Engraving Expenses                                    *
Legal Fees and Expenses                                            *
Accounting Fees and Expenses                                       *
Blue Sky Fees and Expenses                                         *
Transfer Agent Fees                                                *
Total                                                              *


(*)      To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the three year period ended September 30, 1996, the Company issued unregistered securities in transactions summarized below.

The following transactions were effected on reliance upon exemptions from registration under the Securities Act of 1933 as amended (the "Act") as provided in Section 4(2) thereof or, upon exemptions from registration under the Act as provided in Regulation D thereof. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did the Company pay any commissions or fees to any underwriter in connection with any of these transactions.


In February, 1994, the Company issued 25,000 shares of Common Stock and 2,000 shares of Series A Preferred Stock to the Advocacy Group as a payment in kind for services rendered to the Company. In addition, in February, 1994, the Company issued 15,000 shares of Common Stock to Double Eagle as payment in kind for services. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In February, 1994, the Company issued 36,511 and 12,100 shares of Common Stock to Cleo Cox and Duane Herbert, respectively, as repayment of outstanding loans to the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In September, 1994, the Company issued 4,036 shares, 560 shares, 1,500 shares and 53,333 shares of Common Stock to Jeff Hill, Ann Mikat, Denton Crozier and Allen Trevino, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In September, 1994, the Company issued 75,000 shares of Common Stock to Edwin Bashaw as repayment of an outstanding loan to the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In September, 1994, the Company received $28,500 from Steve Jeune for 9,500 shares of Common Stock of the Company. The Company issued these securities in reliance on Section 4(2) of the Act. In September, 1994, the Company issued 1,090,000 shares of Common Stock to approximately 17 of its employees as payment in kind as compensation for employment services rendered by the employees to the Company. The Company issued these securities in reliance on
Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In January, 1995, the Company issued 1,945 shares of Common Stock to James C. Mathews as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.

In May, 1995, the Company received $300,000 for the sale of 12% Convertible Debentures due in May, 1996, to three holders. The Debentures were converted during 1995 by the holders into 300,000 shares of Common Stock of the Company. The Company issued these securities in reliance on Regulation D promulgated under the Act. The offerees were sophisticated investors.



In June, 1995, the Company issued 1,475 shares and 7,400 share of Common Stock to James C. Mathews and Denton Crozier, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In December, 1995, through February, 1996, the Company received $700,000 for the sale of 875,000 shares of its Common Stock to four holders at $0.80 a share. The Company issued these securities in reliance on Regulation D promulgated under the Act. The offerees were sophisticated investors.



In April, 1996, the Company issued 17,858 shares and 22,320 shares of Common Stock to Angels Haven and Allen Trevino, respectively, as repayment of outstanding loans to the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In April, 1996, the Company issued 138,690 shares of Common Stock as a payment in kind settlement of claims of eight former key employees and certain former directors of the Company for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In June, 1996, the Company received $1,110,000 for the sale of its 10% Convertible Debentures due December 31, 2000 from 25 holders. The Company issued these securities in reliance on Regulation D promulgated under the Act. The offerees were sophisticated investors. In December 1996 the Company issued 84,792 common shares as payment in kind of an interest payment due on the Debentures to the Debenture holders.



In July, 1996, the Company issued 1,255 shares of Common Stock each to Allen Trevino and Kevin Baadsgaard as payment for services rendered as directors of the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In August, 1996, the Company issued 125,000 shares, 6,000 shares and 6,000 shares of Common Stock to Steve Barber, Ross Roberts and Stockton Engineering Services, respectively, as payment in kind for services rendered. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In August, 1996, the Company received $ 24,000 from Mr. Burl Jacks pursuant to the exercise of options to purchase 40,000 shares of Common Stock of the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.



In September, 1996, the Company received $166,500 from Mr. Kelly Trimble pursuant to the exercise of warrants to purchase 370,000 shares of Common Stock of the Company. The Company issued these securities in reliance on Section 4(2) of the Act. These were transactions by the Company as issuer not involving a public offering.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                               IDENTIFICATION OF EXHIBIT
  ---                               -------------------------
 3.1             -        Articles of Incorporation of the Company and all
                          amendments thereto.

 3.2             -        Bylaws of the Company, as amended.

 4.1             -        See Exhibits 3.1 and 3.2 for provisions of the
                          Articles of Incorporation, amendments thereto and
                          By-laws of the Company defining rights of holders of
                          common stock of the Company.

 4.2             -        Specimen of Common Stock.

 4.3             -        Form of 10% Convertible Debenture which sets forth
                          certain registration rights.

 4.4             -        Warrant Certificate of Kelly Trimble containing
                          registration rights.

 4.5(*)          -        Form of Warrant Certificate of Parker Drilling Company

 5.1(**)         -        Opinion of Axelrod, Smith & Kirshbaum.

10.1             -        Operating Agreement of OnSite Technology L.L.C., an
                          Oklahoma Limited Liability Company.

10.2             -        Purchase Order for ITD Units with Roberds-Johnson
                          Industries, Inc.

10.3(*)          -        Credit Agreement between Environmental Safeguards,
                          Inc. and Casuarina, Ltd.

10.4(*)          -        Term Note of Environmental Safeguards, Inc., Borrower

10.5(*)          -        Warrant Agreement between Environmental Safeguards,
                          Inc. and Parker Drilling Company.

16.1(*)          -        Letter from Randy Simpson, CPA, P.C. to the
                          Commission.

21.1             -        Subsidiaries of the Company.

23.1(**)         -        Consent of Axelrod, Smith & Kirshbaum (included in
                          Exhibit 5.1).

23.2(*)          -        Consent of Ham, Langston & Brezina L.L.P.

23.3(*)          -        Consent of Randy Simpson, CPA P.C.

24.1             -        Power of Attorney with respect to certain signatures
                          in the Registration Statement (contained on signature
                          page of this Registration Statement).

27.1(*)          -        Financial Data Schedule.



(*)  Filed herewith

(**) To be filed by amendment

ITEM 28. UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          iii. To include any additional or changed material information with respect to the plan of distribution.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4)      i.      That, for the purpose of determining
                                  liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
                                  (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                          ii.     That, for the purpose of determining
                                  liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, County of Harris, State of Texas, on January 6, 1997.


                                ENVIRONMENTAL SAFEGUARDS, INC.


                                By:   /s/ James S. Percell
                                     James S. Percell, Director and
                                     Chairman of the Board and Chief
                                     Executive Officer, President and
                                     Chief Operating Officer






         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



SIGNATURE                            TITLE                               DATE
---------                            -----                               ----
/s/ James S. Percell                 Director and Chairman               January 6, 1997
James S. Percell                     of the Board, Chief
                                     Executive Officer,
                                     Principal Executive
                                     Officer

/s/ Michael M. Dunson                Director and Chief                  January 6, 1997
Michael M. Dunson                    Financial Officer


/s/ Bryan Sharp                      Director                            January 8, 1997
Bryan Sharp

/s/ Robin Pate                       Director                            January 8, 1997
Robin Pate

EXHIBIT
  NO.                                  INDEX TO EXHIBITS
  ---                                  -----------------
 3.1             -        Articles of Incorporation of the Company and all
                          amendments thereto.

 3.2             -        Bylaws of the Company, as amended.

 4.1             -        See Exhibits 3.1 and 3.2 for provisions of the
                          Articles of Incorporation, amendments thereto and
                          By-laws of the Company defining rights of holders of
                          common stock of the Company.

 4.2             -        Specimen of Common Stock.

 4.3             -        Form of 10% Convertible Debenture which sets forth
                          certain registration rights.

 4.4             -        Warrant Certificate of Kelly Trimble containing
                          registration rights.

 4.5(*)          -        Form of Warrant Certificate of Parker Drilling Company

 5.1(**)         -        Opinion of Axelrod, Smith & Kirshbaum.

10.1             -        Operating Agreement of OnSite Technology L.L.C., an
                          Oklahoma Limited Liability Company.

10.2             -        Purchase Order for ITD Units with Roberds-Johnson
                          Industries, Inc.

10.3(*)          -        Credit Agreement between Environmental Safeguards,
                          Inc. and Casuarina, Ltd.

10.4(*)          -        Term Note of Environmental Safeguards, Inc., Borrower

10.5(*)          -        Warrant Agreement between Environmental Safeguards,
                          Inc. and Parker Drilling Company.

16.1(*)          -        Letter from Randy Simpson, CPA, P.C. to the
                          Commission.

21.1             -        Subsidiaries of the Company.

23.1(**)         -        Consent of Axelrod, Smith & Kirshbaum (included in
                          Exhibit 5.1).

23.2(*)          -        Consent of Ham, Langston & Brezina L.L.P.

23.3(*)          -        Consent of Randy Simpson, CPA P.C.

24.1             -        Power of Attorney with respect to certain signatures
                          in the Registration Statement (contained on signature
                          page of this Registration Statement).

27.1(*)          -        Financial Data Schedule.



(*)  Filed herewith

(**) To be filed by amendment